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Southern California Gas Company

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SOUTHERN CALIFORNIA GAS COMPANY

NOTICE OF

ANNUAL SHAREHOLDERS MEETING

The Southern California Gas Company (SoCalGas or the company) 2021 annual meeting of shareholders (Annual Shareholders Meeting) will be held on June 1, 2021, at 10 a.m., local time, at 488 8th Avenue, San Diego, California. SoCalGas is an indirect subsidiary of Sempra Energy.

The Annual Shareholders Meeting will be held for the following purposes:

(1) To elect directors.

(2) To transact any other business that may properly come before the meeting.

The Annual Shareholders Meeting will be a business-only meeting. It will not include any presentations by management and the company does not encourage shareholder attendance, especially in light of the public health impact of the COVID-19 pandemic. Due to these public health concerns and to help protect the health and well-being of its shareholders, employees and other stakeholders, the company may establish additional rules or restrictions for the meeting if any shareholders decide to attend. Any such rules or restrictions would be based on guidelines and orders from health agencies and governmental authorities and the company’s judgment on how best to help protect the safety of its shareholders, employees and other stakeholders, taking into consideration the conditions at the time of the meeting. Additional information about the company is included in its Annual Report to Shareholders, which is being mailed to shareholders together with this Notice of Annual Shareholders Meeting and the accompanying Information Statement.

Shareholders of record at the close of business on April 5, 2021, are entitled to notice of, to vote at and to attend the Annual Shareholders Meeting and any adjournment or postponement thereof. Subject to any additional rules or restrictions that may be implemented for the meeting as described above, shareholders who decide to attend the meeting and own shares registered in their names will be admitted upon verification of record share ownership. Shareholders who decide to attend the meeting and own shares through banks, brokers or other nominees must present proof of beneficial share ownership (such as the most recent account statement prior to April 5, 2021) to be admitted.

April R. Robinson

Corporate Secretary

Important Notice Regarding the Availability of Information Statement Materials for the

Annual Shareholders Meeting to be Held on June 1, 2021.

The Information Statement

and the Annual Report to Shareholders are available on the Internet at

http://www.astproxyportal.com/ast/25974.

INFORMATION STATEMENT

WE ARE NOT ASKING YOU FOR A PROXY AND

YOU ARE REQUESTED NOT TO SEND US A PROXY

Southern California Gas Company is providing this Information Statement in connection with the 2021 annual meeting of its shareholders (Annual Shareholders Meeting) to be held on June 1, 2021, at 10 a.m., local time, at 488 8th Avenue, San Diego, California. The Notice of Annual Shareholders Meeting, this Information Statement and the 2020 Annual Report to Shareholders are being mailed to shareholders beginning on or about April 27, 2021.

THE COMPANY

Southern California Gas Company, which we refer to as SoCalGas, the company, we, us or our, is an indirect subsidiary of Sempra Energy. SoCalGas’ principal executive offices are located at 555 West Fifth Street, Los Angeles, California 90013. Its telephone number is (213) 244-1200.

Additional information about the company is included in the 2020 Annual Report to Shareholders jointly produced by Sempra Energy, SoCalGas and Sempra Energy’s other indirect subsidiary with U.S. publicly traded securities, San Diego Gas & Electric Company (SDG&E), which is being mailed to shareholders together with this Information Statement. The Annual Report to Shareholders includes the company’s Annual Report on Form 10-K for the year ended December 31, 2020 (the 2020 Form 10-K), which has been filed with the U.S. Securities and Exchange Commission (the SEC) jointly by Sempra Energy, SoCalGas and SDG&E. These documents, as well as other documents SoCalGas files with the SEC, also can be viewed online on the SEC’s website at www.sec.gov and are available on the Sempra Energy website at www.sempra.com under the “Investors” and “SEC Filings” tabs. The company will furnish a copy of its 2020 Form 10-K (excluding exhibits, except those that are specifically requested) without charge to any shareholder who so requests by writing to the company’s Corporate Secretary at 488 8th Avenue, San Diego, California 92101.

All website references in this Information Statement are inactive textual references, and the information on, or that can be accessed through, such websites does not constitute a part of this Information Statement.

OUTSTANDING SHARES AND VOTING RIGHTS

The SoCalGas Board of Directors has fixed April 5, 2021, as the record date for determining the shareholders of SoCalGas entitled to notice of and to vote at the Annual Shareholders Meeting and any adjournment or postponement thereof. On that date, SoCalGas’ outstanding shares consisted of 91,300,000 shares of common stock and 862,043 shares of preferred stock. All SoCalGas common stock and 50,970 shares of SoCalGas preferred stock are owned by Pacific Enterprises (PE), a wholly owned direct subsidiary of Sempra Energy.

In electing directors, each share is entitled to one vote for each of the four director positions and shareholders will be entitled to cumulate votes if any shareholder gives notice of an intention to do so at the meeting and prior to the voting. If that notice is given, all shareholders may cast all of their votes for any one director candidate whose name has been placed in nomination prior to the voting or may distribute their votes among two or more such candidates in such proportions as they may determine. In voting on any other matters that may be considered at the Annual Shareholders Meeting and any adjournment or postponement thereof, each share is entitled to one vote. The company does not expect there to be any broker non-votes at the Annual Shareholders Meeting. However, if there are any broker non-votes, each will be counted for purposes of determining the presence or absence of a quorum for the transaction of business, but will not be considered a vote cast with respect to the election of directors or any other proposal for which it occurs.

The shares of SoCalGas owned by PE and indirectly owned by Sempra Energy represent over 99% of SoCalGas’ outstanding shares and the number of votes entitled to be cast on the matters to be considered at the

Annual Shareholders Meeting and any adjournment or postponement thereof. PE has advised SoCalGas that it intends to vote “FOR” each of the nominees for election to the SoCalGas Board of Directors.

GOVERNANCE OF THE COMPANY

The business and affairs of SoCalGas are managed and all corporate powers are exercised under the direction of its Board of Directors in accordance with California General Corporation Law and SoCalGas’ Restated Articles of Incorporation and Bylaws, as amended.

Board of Directors

Board Meetings; Annual Shareholders Meeting

During 2020, the Board of Directors of SoCalGas held 10 meetings and each director attended at least 75% of such meetings that occurred when he or she was a director.

The Annual Shareholders Meeting will be a business-only meeting without presentations by management. The company does not encourage attendance at the meeting by public shareholders, especially in light of the public health impact of the COVID-19 pandemic, as described in the Notice of Annual Shareholders Meeting that accompanies this Information Statement. The Board of Directors encourages all nominees standing for election as directors to attend the Annual Shareholders Meeting. All directors in office as of the SoCalGas 2020 annual shareholders meeting attended that meeting. You may request directions to the location of the Annual Shareholders Meeting if you choose to attend in person by contacting the company’s Corporate Secretary at 488 8th Avenue, San Diego, California 92101.

Leadership Structure

Kevin C. Sagara, Sempra Energy’s Executive Vice President and Group President responsible for overseeing that company’s California utility infrastructure businesses, serves as non-executive Chairman of our board. The board does not have an independent lead director. As a subsidiary of Sempra Energy with none of its classes of stock listed on a national securities exchange, SoCalGas is not subject to stock exchange listing standards requiring independent directors and various board committees and, accordingly, has not established independence standards for its directors. All of the directors of the company are also officers of the company or Sempra Energy and, as a result, none qualifies as an independent director under the standards established by the New York Stock Exchange (NYSE) or any other national securities exchange for boards of directors or committees thereof. The SoCalGas Board of Directors does not maintain an audit, compensation or nominating committee.

Nominees for election as directors are determined by the SoCalGas Board of Directors, and the board will not consider director candidates recommended by shareholders other than its direct and indirect parent companies. The board currently consists of Scott D. Drury, Chief Executive Officer (CEO) of SoCalGas, and three officers of Sempra Energy with broad professional and business expertise. The board has nominated the four current directors for re-election to the board at the Annual Shareholders Meeting. Although Sempra Energy and SoCalGas promote diversity in hiring employees and in the appointment of their officers, diversity is not further considered in selecting the individuals who serve as directors of SoCalGas.

Sempra Energy’s Board of Directors is composed of a substantial majority of independent directors under NYSE standards and maintains several standing committees, of which the Audit, Compensation and Talent Development and Corporate Governance Committees are composed entirely of independent directors. The Sempra Energy Board of Directors also has adopted a Code of Business Conduct and Ethics for Directors and Senior Officers that applies to all the current directors and all officers of SoCalGas, and officers of SoCalGas also are subject to a Code of Business Conduct that applies to all employees of SoCalGas. If either (1) a provision of such Code of Business Conduct and Ethics for Directors and Senior Officers is amended and the amendment relates to any element of the code of ethics definition set forth in Item 406(b) of SEC Regulation S-K, or (2) a waiver, including an implicit waiver, from a provision of such Code of Business Conduct and Ethics for Directors and Senior Officers is granted to our principal executive officer, principal financial officer or principal accounting officer or controller and the waiver relates to one or more of the elements of the code of ethics definition set forth in Item 406(b) of SEC Regulation S-K, then we intend to describe on our website under the “About Us” and “Management Team” tabs the date and nature of any such amendment or waiver and, if applicable, the name of the person to whom the waiver was granted, or if we do not make such disclosure on our website, we will include it in a current report on Form 8-K filed with the SEC.

Board Role in Risk Oversight

Assessing and monitoring risks and risk management are among the functions of the SoCalGas Board of Directors. SoCalGas’ management, including the company’s Vice President and Chief Risk Officer, is responsible for identifying and moderating risk. Risk oversight at the management level is governed by the Enterprise Risk Management and Compliance Committee, which is composed of senior management and chaired by the Chief Operating Officer and is responsible for establishing enterprise risk management policies and practices across SoCalGas. Other management-level governing bodies also review and mitigate risk, including SoCalGas’ Energy Procurement Risk Management Committee, which is composed of members of senior management and is responsible for risk management within the company’s natural gas procurement department. The board fulfills its risk oversight function by, among other things, reviewing and overseeing the company’s strategic, financial and operating plans, receiving other direct reports from management and discussing major risk categories with management on at least an annual basis or as needed due to changes in risk profiles, receiving periodic updates from the Chief Risk Officer, and staying informed about developments in our industry. The board believes that its leadership structure, with Sempra Energy’s Executive Vice President and Group President responsible for overseeing that company’s California utility infrastructure businesses serving as Chairman of our Board of Directors, supports the board’s risk oversight function by facilitating the allocation of risk-related functions between the board and management, with management having responsibility for implementing and supervising risk management processes and the board having responsibility for overseeing these matters.

Related Person Transactions

SEC rules require that SoCalGas disclose any transaction since the beginning of 2020 or any currently proposed transaction involving more than $120,000 in which the company was or will be a participant and any of its directors, nominees as directors, executive officers, persons or entities known to be a beneficial owner of more than 5% of the company’s common stock, or any member of their respective immediate families, had or will have a direct or indirect material interest. The SoCalGas Board of Directors has adopted a written policy that requires the board to review, and approve, as appropriate, any such “related person transaction” that may require reporting. When evaluating any such transaction, the board focuses on a variety of factors on a case-by-case basis, including, among other things, the identity of the related person, the nature and terms of the transaction, the interest of the related person in the transaction and the dollar amount involved. Except as described below, there were no transactions requiring such review since the beginning of 2020.

As required by SEC rules, we are required to disclose as a related person transaction the compensation of any executive officer who is not named in the executive compensation tables in this Information Statement. Jeffery L. Walker, Senior Vice President–Chief Administrative and Diversity Officer and an executive officer of the company effective November 28, 2020, received an annual salary of $245,777, non-equity incentive plan compensation of $271,800 and restricted stock unit awards with respect to Sempra Energy common stock with an aggregate grant date fair value of $198,923, in each case for performance in 2020 in his current role and in his prior role as SoCalGas’ Vice President–Customer Solutions.

Communications with the Board

Shareholders and other interested parties who wish to communicate with the SoCalGas Board of Directors or any individual director may do so by writing to the company’s Corporate Secretary at 488 8th Avenue, San Diego, California 92101 and addressing the communication to the board or the individual director.

Compensation of Directors

All of our directors are employees of SoCalGas or Sempra Energy and are not otherwise compensated for their service on the SoCalGas Board of Directors.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Representatives of Deloitte & Touche LLP, the independent registered public accounting firm for SoCalGas, are expected to attend the Annual Shareholders Meeting. They will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions from shareholders. Deloitte & Touche LLP or its predecessors have continuously served as the independent public accounting firm for SoCalGas or its parent company since 1937. Deloitte & Touche LLP also serves as the independent registered public accounting firm for Sempra Energy and SDG&E.

The following table shows fees paid to Deloitte & Touche LLP for services provided to SoCalGas for 2020 and 2019:

	2020		2019
Dollars in Thousands	Fees	% of Total	Fees	% of Total
Audit fees
Financial statements and internal controls audit	$3,023		$2,789
Regulatory filings and related services	55		45
Total audit fees	3,078	90%	2,834	91%
Audit-related fees
Employee benefit plan audits	307		286
Other audit-related services(A)	—		10
Total audit-related fees	307	9%	296	9%
Tax fees(B)	32	1%	—
All other fees	—		—
Total fees	$3,417	100%	$3,130	100%

(A)

Other audit-related services in 2020 primarily relate to permitted internal control advisory services, and other audit-related services in 2019 primarily relate to statutory audits and agreed upon procedures.

(B)	Tax fees relate to tax compliance services.

The Audit Committee of Sempra Energy’s Board of Directors is directly responsible for the appointment, compensation, retention and oversight, including the oversight of audit fee negotiations, of the independent registered public accounting firm for Sempra Energy and its subsidiaries, including SoCalGas. As a matter of good corporate governance, the SoCalGas Board of Directors also reviewed the performance of Deloitte & Touche LLP and concurred with the determination by Sempra Energy’s Audit Committee to retain the firm as its independent registered public accounting firm for 2021. Sempra Energy’s Board of Directors has determined that each member of its Audit Committee is an independent director and is financially literate, and that Jack T. Taylor, who chairs the committee, and Cynthia L. Walker, who is a member of the committee, are audit committee financial experts as defined by the rules of the SEC.

Except where pre-approval is not required by SEC rules, Sempra Energy’s Audit Committee pre-approves all audit, audit-related and permissible non-audit services provided by Deloitte & Touche LLP for Sempra Energy and its subsidiaries, including SoCalGas, which includes all services provided by Deloitte & Touche LLP for SoCalGas for 2020 and 2019. The committee’s pre-approval policies and procedures provide for the general pre-approval of specific types of services and give detailed guidance to management as to the services that are eligible for general pre-approval, and they require specific pre-approval of all other permitted services. For both types of pre-approval, the committee considers whether the services to be provided are consistent with maintaining the firm’s independence. The committee’s policies and procedures also delegate authority to the chair of the committee to address any requests for pre-approval of services between committee meetings, with any pre-approval decisions to be reported to the committee at its next scheduled meeting.

AUDIT REPORT

The Board of Directors of SoCalGas has reviewed and discussed with the company’s management the audited financial statements of the company for the year ended December 31, 2020.

Sempra Energy’s Audit Committee has discussed with Deloitte & Touche LLP the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the U.S. Securities and Exchange Commission. Sempra Energy’s Audit Committee also has received from Deloitte & Touche LLP the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding its communications with Sempra Energy’s Audit Committee concerning Deloitte & Touche LLP’s independence, and Sempra Energy’s Audit Committee has discussed Deloitte & Touche LLP’s independence with the firm.

Based on these considerations, the Board of Directors of SoCalGas directed that the audited financial statements of SoCalGas be included in its Annual Report on Form 10-K for the year ended December 31, 2020, for filing with the U.S. Securities and Exchange Commission.

BOARD OF DIRECTORS

Kevin C. Sagara, Chair

Scott D. Drury

Lisa Larroque Alexander

Karen L. Sedgwick

SHARE OWNERSHIP

All of the outstanding shares of SoCalGas’ common stock are owned by PE and all of the outstanding shares of PE’s common stock are owned by Sempra Energy. None of the directors or officers of SoCalGas owns any shares of SoCalGas’ preferred stock, and SoCalGas is unaware of any person, other than PE, who beneficially owns more than 5% of its outstanding shares of preferred stock.

The following table shows the number of shares of Sempra Energy common stock beneficially owned as of April 5, 2021, by each director of SoCalGas, by each executive officer of SoCalGas named in the executive compensation tables in this Information Statement (named executive officers), and by all directors and executive officers of SoCalGas as a group. The shares of common stock beneficially owned by each of our directors and named executive officers and by our directors and executive officers as a group in each case total less than 1% of Sempra Energy’s outstanding shares of common stock. In calculating these percentages, shares under the heading “Phantom Shares” are not included because these phantom shares cannot be voted and may be settled only for cash. In addition, in calculating these percentages we used the 302,707,274 shares of Sempra Energy common stock outstanding as of April 5, 2021.

Name	Beneficial Holdings(E)	Phantom Shares(F)	Total Including Phantom Shares
David J. Barrett	3,659	149	3,808
Maryam S. Brown	3,293	1,139	4,432
Jimmie I. Cho	12,719	13	12,732
Mia L. DeMontigny	1,972	—	1,972
Scott D. Drury(A)	3,467	1,179	4,646
J. Bret Lane(B)	29,483	164	29,647
Lisa Larroque Alexander	2,732	—	2,732
Kevin C. Sagara(C)	17,655	3,512	21,167
Karen L. Sedgwick(D)	14,783	—	14,783
Directors and Executive Officers as a Group (10 persons)	93,020	6,855	99,875

(A)	Mr. Drury became CEO and a director of SoCalGas effective August 1, 2020.

(B)	Mr. Lane resigned as Chairman of SoCalGas effective June 27, 2020, and retired as CEO and a director of SoCalGas effective August 1, 2020.

(C)	Mr. Sagara became a director and non-executive Chairman of SoCalGas effective June 27, 2020.

(D)	Ms. Sedgwick became a director of SoCalGas effective March 24, 2021.

(E)

None of our directors or executive officers beneficially owned shares of Sempra Energy’s 6.75% Mandatory Convertible Preferred Stock, Series B, or 4.875% Fixed-Rate Reset Cumulative Redeemable Perpetual Preferred Stock, Series C, as of April 5, 2021; therefore, no such shares are shown in this table.

(F)

Phantom shares represent deferred compensation deemed invested in shares of Sempra Energy common stock. These phantom shares track the performance of Sempra Energy common stock but cannot be voted and may only be settled for cash. All phantom shares are either fully vested or will vest within 60 days after April 5, 2021.

Based on a review of filings made under Section 13(g) of the Securities Exchange Act of 1934, as amended (the Exchange Act), as of December 31, 2020, the persons or entities known by us to be beneficial owners of more than 5% of Sempra Energy common stock were as follows:

Name and Address of Beneficial Owner	Shares of Sempra Energy Common Stock	Percent of Class(F)
T. Rowe Price Associates, Inc.(A) 100 E. Pratt Street Baltimore, MD 21202	27,413,645	9.1%
The Vanguard Group(B) 100 Vanguard Blvd Malvern, PA 19355	24,946,554	8.2%
BlackRock, Inc.(C) 55 East 52nd Street New York, NY 10055	21,816,645	7.2%
Capital International Investors, division of Capital Research and Management Company(D) 333 South Hope Street, 55th Floor Los Angeles, CA 90071	20,887,964	6.8%
State Street Corporation(E) State Street Financial Center One Lincoln Street Boston, MA 02111	15,712,593	5.2%

(A)

The information regarding T. Rowe Price Associates, Inc. is based solely on a Schedule 13G/A filed by T. Rowe Price Associates, Inc. with the SEC on February 16, 2021 reflecting shares of Sempra Energy common stock beneficially owned as of December 31, 2020 (the TRP 13G/A). According to the TRP 13G/A, includes sole voting power with respect to 12,755,869 shares and sole dispositive power with respect to 27,413,645 shares.

(B)

The information regarding The Vanguard Group is based solely on a Schedule 13G/A filed by The Vanguard Group with the SEC on February 10, 2021 reflecting shares of Sempra Energy common stock beneficially owned as of December 31, 2020 (the Vanguard 13G/A). According to the Vanguard 13G/A, includes sole dispositive power with respect to 23,483,469 shares, shared voting power with respect to 651,573 shares and shared dispositive power with respect to 1,463,085 shares.

(C)

The information regarding BlackRock, Inc. is based solely on a Schedule 13G/A filed by BlackRock, Inc. with the SEC on February 5, 2021 reflecting shares of Sempra Energy common stock beneficially owned as of December 31, 2020 (the BlackRock 13G/A). According to the BlackRock 13G/A, includes sole voting power with respect to 18,813,504 shares and sole dispositive power with respect to 21,816,645 shares.

(D)

The information regarding Capital International Investors, a division of Capital Research and Management Company, as well as certain of its investment management subsidiaries and affiliates (Capital), is based solely on a Schedule 13G/A filed by Capital with the SEC on February 16, 2021 reflecting shares of Sempra Energy common stock beneficially owned as of December 31, 2020 (the Capital 13G/A). According to the Capital 13G/A, includes shares of common stock that would have resulted from the conversion of 3,052,907 shares of Sempra Energy’s convertible preferred stock, as well as sole voting power with respect to 21,366,145 shares of Sempra Energy’s common stock and sole dispositive power with respect to 21,409,401 shares of Sempra Energy’s common stock. Based on the information included in the Capital 13G/A, Capital’s beneficial ownership has been computed for purposes of this table pursuant to Rule 13d-3(d)(1)(i) assuming that such shares of Sempra Energy’s convertible preferred stock were its 6% Mandatory Convertible Preferred Stock, Series A, which, if they had been converted into shares of Sempra Energy’s common stock on December 31, 2020 at the election of the holder, would have resulted in the issuance of 2,362,950 shares of Sempra Energy’s common stock.

(E)

The information regarding State Street Corporation is based solely on a Schedule 13G filed by State Street Corporation with the SEC on February 10, 2021 reflecting shares of Sempra Energy common stock beneficially owned as of December 31, 2020 (the State Street 13G). According to the State Street 13G, includes shared voting power with respect to 14,241,551 shares and shared dispositive power with respect to 15,710,893 shares.

(F)

The percentages are calculated based on (i) the number of shares of Sempra Energy common stock reflected as being beneficially owned by each beneficial owner in its filing made under Section 13(g) of the Exchange Act as identified in the other footnotes to this table, and (ii) 302,707,274 shares of Sempra Energy common stock outstanding as of April 5, 2021.

ELECTION OF DIRECTORS

At the Annual Shareholders Meeting, four directors will be elected to hold office until the next annual shareholders meeting and until their respective successors have been elected and qualified or until their earlier resignation or removal. The four director candidates receiving the highest number of affirmative votes will be elected as directors of the company. Abstentions and votes against any director, if any, will have no effect on the outcome of the election of directors (but if you indicate “ABSTAIN” on any or all nominees, your vote will be counted for purposes of determining the presence or absence of a quorum for the transaction of business at the Annual Shareholders Meeting and any adjournment or postponement thereof).

The following sets forth information, as of the mailing date of this Information Statement, regarding the director candidates for election at the Annual Shareholders Meeting. This information includes biographical information, business experience and service on other public company boards. In addition, we discuss below the specific experience, qualifications, attributes and skills that make each director candidate a well-qualified and valuable board member.

Scott D. Drury, 56, became CEO and a director of SoCalGas in August 2020. From January 2017 to July 2020, he served as President of SDG&E. Mr. Drury was Chief Energy Supply Officer of SDG&E from June 2015 to December 2016, and has held other senior-level positions during his 35-year tenure with the Sempra Energy family of companies.

Mr. Drury has served our company and its affiliates in a broad range of management roles. His extensive and comprehensive management experience makes him a valuable addition to our board.

Lisa Larroque Alexander, 47, became a director of SoCalGas in March 2019. She has been Senior Vice President–Corporate Affairs of Sempra Energy since April 2020. Before that, Ms. Larroque Alexander served as Vice President–Corporate Communications and Sustainability of Sempra Energy from May 2018 to April 2020, Vice President–Customer Solutions, Communications and Environmental Strategy of SoCalGas from April 2018 to May 2018, and Vice President–Customer Solutions and Communications of SoCalGas from May 2016 to April 2018. Ms. Larroque Alexander held other positions since joining SoCalGas in 2011, including Director of Technology Solutions from March 2015 to May 2016 and Director of Commercial and Industrial Services from August 2014 to March 2015.

Ms. Larroque Alexander has served our company and its affiliates in a broad range of roles and her extensive experience and in-depth understanding of the company’s business make her a valuable member of our board.

Karen L. Sedgwick, 54, became a director of SoCalGas in March 2021. She has been Senior Vice President, Chief Human Resources Officer of Sempra Energy since September 2020. She served as Chief Administrative Officer and Chief Human Resources Officer of SDG&E from April 2019 to September 2020 and Vice President and Treasurer of Sempra Energy from August 2018 to April 2019. Prior to that, she served as Vice President–Audit Services of Sempra Energy from January 2014 to August 2018 and in a variety of other senior roles during her nearly 30-year tenure with the Sempra family of companies.

Ms. Sedgwick’s deep experience in administrative and human resources management and other roles for the Sempra Energy family of companies makes her a valuable addition to our board.

Kevin C. Sagara, 59, became a director and non-executive Chairman of SoCalGas in June 2020. He has been Executive Vice President and Group President of Sempra Energy since June 2020. Prior to that, he was executive Chairman and CEO of SDG&E from September 2018 to June 2020. Mr. Sagara served as President of Sempra Renewables, LLC from October 2013 to September 2018, and has held other senior-level positions during his 25-year tenure with the Sempra Energy family of companies. Mr. Sagara has served as a director of SDG&E since September 2018 and as non-executive Chairman of SDG&E since June 2020.

Mr. Sagara has served the Sempra Energy family of companies in a broad range of management roles. His extensive and comprehensive management and transactional experience makes him a valuable addition to our board.

COMPENSATION DISCUSSION AND ANALYSIS

EXECUTIVE SUMMARY

What information is provided in this section of the Information Statement?

In this Compensation Discussion and Analysis, we:

•	Outline our compensation philosophy and program goals
•	Discuss how the SoCalGas Board of Directors determines executive pay
•	Describe each element of executive pay, including base salaries, short-term and long-term incentives and executive benefits
•	Describe the rationale for each element of executive pay in the context of our compensation philosophy and program goals

Who are the named executive officers?

This Compensation Discussion and Analysis focuses on the compensation of the following individuals, who we collectively refer to as our named executive officers:

Named Executive Officer	Title
Scott D. Drury(1)	CEO
Maryam S. Brown	President
Jimmie I. Cho	Chief Operating Officer
David J. Barrett	Vice President and General Counsel
Mia L. DeMontigny	Vice President, Chief Financial Officer, Chief Accounting Officer, Controller and Treasurer
J. Bret Lane(2)	Former CEO

Table 1

(1)	Mr. Drury became CEO and a director of SoCalGas effective August 1, 2020. Prior to that, he served as President of SDG&E.

(2)	Mr. Lane retired from the company effective August 1, 2020.

The amounts shown in this Information Statement for Mr. Drury include all of his compensation for 2020 as an officer of SoCalGas and as an officer of SDG&E.

What is our executive compensation philosophy and what are the goals of our executive compensation program?

Our Board of Directors sets the company’s executive pay philosophy, which emphasizes:

•	Performance-based incentives aligned with shareholder value creation
•	Alignment of pay with short-term and long-term company performance
•	Balance between short-term and long-term incentives
•	More pay tied to performance at higher levels of responsibility

Our executive compensation program goals include:

•	Linking executive compensation to both annual and long-term corporate, business and individual performance
•	Aligning executive compensation with shareholders’ interests
•	Motivating executives to achieve superior performance
•	Attracting and retaining executives with outstanding ability and experience who demonstrate high standards of integrity and ethics

Elements of our 2020 executive pay program that exemplify our pay-for-performance philosophy and goals include:

•	Over 70% of our CEO’s total target pay is in “at-risk” compensation in the form of performance-based annual bonus and long-term equity-based incentives
•	Performance measures in our short-term incentive plan are directly linked to the financial and operational performance of SoCalGas and Sempra Energy
•

Long-term incentive compensation is primarily delivered through performance-based restricted stock units. The performance measures for the annual performance-based restricted stock unit awards are based on Sempra Energy’s relative total shareholder return (TSR) and earnings per common share (EPS) growth

We believe this compensation philosophy enables us to attract, motivate and retain key executive talent and promote strong, sustainable long-term performance.

What compensation governance measures are in place?

Our compensation practices, which are highlighted below, reflect our pay-for-performance philosophy and goals and our commitment to sound corporate governance.

What We Do:

•	We use multiple performance measures in our annual and long-term incentive plans to link pay to performance and shareholder interests
•	Our performance-based annual bonuses are based on performance measures related to safety and safety management systems, customer service and other stakeholder goals, and financial performance
•	We use SoCalGas and Sempra Energy earnings, Sempra Energy’s relative TSR and Sempra Energy’s EPS growth as the primary performance measures for equity-based incentives
•	We review external market data when making compensation decisions
•	An independent advisor has conducted a risk assessment of our executive compensation program
•

Our clawback policy requires the forfeiture, recovery or reimbursement of incentive plan awards or compensation as required by applicable law or any policy implemented or maintained by the company pursuant to NYSE rules (or any applicable rules or requirements of a national securities exchange or national securities association on which any securities of the company are listed), and compensation may be recouped if the company determines that the results on which the compensation was paid were not actually achieved, or in certain instances of an employee’s fraudulent or intentional misconduct

•

Officers are subject to share ownership guidelines ranging from three times base pay for SoCalGas’ CEO, President, and Chief Operating Officer to one times base pay for SoCalGas’ senior vice presidents and vice presidents

•	Executive perquisites constitute a small portion of our total executive rewards program
•

The Sempra Energy 2013 Long-Term Incentive Plan and the Sempra Energy 2019 Long-Term Incentive Plan (each, an LTIP), in which SoCalGas employees participate, include “double trigger” equity vesting upon a change in control of Sempra Energy (see “Severance and Change in Control Arrangements” below for additional information)

What We Don’t Do:

•	Long-term incentive plan awards are granted from a Sempra Energy shareholder-approved plan that prohibits stock option repricing and cash buyouts without shareholder approval
•

All employees and directors are prohibited from engaging in any hedging transaction with respect to any Sempra Energy or SoCalGas equity securities, and all officers and directors are prohibited from pledging Sempra Energy common stock

•	We do not provide for excise tax gross-ups in our named executive officers’ severance or equity award agreements, and no named executive officers received any excise tax gross-ups in 2020

•	No “single trigger” cash severance benefits are provided upon a change in control (see “Severance and Change in Control Arrangements” below for additional information)
•	None of the named executive officers has an employment contract
•	Named executive officers do not receive uncapped incentives
•	SoCalGas’ CEO does not participate in decisions regarding his own compensation. Our other executive officers also do not participate in decisions regarding their own compensation

DETERMINING EXECUTIVE PAY

How is external market data used in determining pay?

External pay data is used to help align executive compensation levels with the labor market. The SoCalGas Board of Directors views the labor market for our most senior positions as a nationwide, broad cross-section of companies in various industries, and recognizes that this labor market varies by position. The board reviews general industry and utility industry market pay data from multiple surveys, including the Aon Hewitt Total Compensation Management (TCM) Database. Information about specific surveys or specific companies in the survey data is not provided to the board.

What is the role of internal equity in determining pay?

Internal pay equity principles are used to determine the compensation for positions that are unique or difficult to compare to market data. Internal equity is also considered in establishing compensation for positions considered to be equivalent in responsibilities and importance, especially where precise external data is not available.

What is SoCalGas management’s role in determining pay?

SoCalGas’ CEO is a member of the Board of Directors and, as such, he attends each SoCalGas board meeting. Our human resources department assists the board by preparing compensation information and analyses for its consideration. Our accounting, finance and law departments also support the board with respect to compensation-related matters as needed. The board members generally receive presentation materials in advance of board meetings.

Our executive officers do not determine or approve any element or component of their own compensation, nor are they present during the board’s deliberation regarding their own compensation. This includes base salary, performance-based annual bonus, long-term equity-based incentives and all other aspects of compensation. The board seeks our CEO’s views on the performance of our other executive officers, and he makes pay recommendations for these officers.

Are the results of the most recent shareholder advisory vote on executive compensation considered in determining executive pay?

Our shareholders presently have the opportunity to cast an advisory vote on our executive compensation, or a “say-on-pay” vote, once every three years at our annual shareholders meetings. At the 2020 annual meeting of our shareholders, which was the last time a say-on-pay vote occurred, the say-on-pay proposal received approval from every share that was voted on the proposal at the meeting. In light of our shareholder base, particularly PE’s ownership of the vast majority of our outstanding shares, our Board of Directors has not considered the results of this vote in determining executive compensation policies or executive pay.

MANAGING RISK IN COMPENSATION PLANS

How does the SoCalGas Board of Directors seek to mitigate risk in the company’s executive compensation program?

The SoCalGas Board of Directors seeks to mitigate risk in our executive compensation program by balancing short-term and long-term incentives and linking a higher proportion of total compensation to long-term incentives. Risk is also managed through incentive plan design and the selection of performance measures.

Our compensation risk management is further strengthened by our clawback policy, which applies to both short-term and long-term incentive plans and is included in both executive and non-executive award agreements, our anti-hedging and pledging policies and our executive share ownership guidelines, each of which is discussed in further detail in this Compensation Discussion and Analysis below.

An independent consultant, Exequity, conducted a risk assessment of our 2020 compensation programs. Exequity’s findings concluded that our compensation programs do not create risks that are likely to have a material adverse impact on the company.

What are some of the risk mitigating features in the company’s executive compensation programs?

Specific examples of safeguards and risk mitigating features found in our executive compensation programs are listed below.

Our 2020 long-term equity-based incentives include the following risk mitigation features:

•

Using multiple types of awards and performance measures, consisting of a market-based performance measure (Sempra Energy’s relative TSR), a financial performance measure (Sempra Energy’s long-term EPS growth) and a service-based measure (service-based restricted stock units)

•

Measuring Sempra Energy’s TSR against the S&P 500 Index and the S&P 500 Utilities Index[1] rather than against peer groups selected by Sempra Energy. Using these indices helps ensure less subjectivity in the determination of the peer groups

•	Using multi-year performance periods to promote a long-term performance horizon
•	Limiting the maximum payout level for performance-based restricted stock unit awards to 200% of the target number of units (including reinvested dividend equivalents)

Our 2020 performance-based annual bonuses include the following risk mitigation features:

•	Using a payout scale that begins at zero for threshold performance (in contrast, many companies pay 25% or 50% for threshold performance)
•	Limiting the payout at the maximum performance level to 200% of target
•

Using company financial performance measures that are based on the earnings reported in our financial statements, with certain adjustments that are limited and predefined and the potential for others related to unplanned or unforeseen items, all of which are made only after thoughtful consideration

•

Incorporating performance measures important to our business operations, including safety and safety management systems and customer service and other stakeholder goals, in addition to the company financial performance measures

•	Providing the SoCalGas Board of Directors with discretion over certain incentive plan payouts

[1]	For purposes of long-term equity-based incentive awards, all references to the S&P 500 Utilities Index refer to the companies constituting the S&P 500 Utilities Index, excluding water companies.

PAY MIX

What is “pay mix”?

Pay mix is the relative value of a named executive officer’s total pay opportunity for each of the three components of total direct compensation at target company performance. Figure 1 shows the 2020 pay mix for our CEO.

Figure 1

Note: Based on annual base salary as of December 31, 2020, 2020 target performance-based annual bonus and the target grant date value of the CEO’s 2020 annual LTIP award. Excludes special awards.

Why is pay mix important?

Our pay mix is designed to align the interests of executives with the interests of shareholders and other stakeholders by providing a greater proportion of target annual compensation through performance-based annual bonuses and long-term equity-based incentives rather than base salary. This means that most pay is intended to be variable and increase or decrease based on company and individual performance. As shown in Figure 1, more than half of Mr. Drury’s total target pay opportunity in 2020 was in the form of long-term equity-based incentives and over 70% was in the form of variable incentive pay.

Actual pay mix may vary substantially from target pay mix. This may occur as a result of company and individual performance, which greatly affect annual bonuses, and Sempra Energy common stock performance, which significantly impacts the ultimate value realized for stock-based awards.

Figure 2 shows the percentage of each component of the total 2020 pay opportunity as of December 31, 2020 at target company and individual performance for each of our named executive officers.

Figure 2

Note: Base salary is the base salary as of December 31, 2020. Performance-based annual bonus is the target performance-based annual bonus as of December 31, 2020. Long-term equity-based incentive amounts are based on the target grant date value of 2020 annual LTIP awards and do not include special equity awards.

COMPENSATION COMPONENTS

What are the primary components of SoCalGas’ executive compensation program?

The primary components of our executive compensation program are:

•	Base salaries
•	Performance-based annual bonuses
•	Long-term equity-based incentive awards granted by Sempra Energy

Additional benefits include health and welfare programs, retirement and savings plans, personal benefits and severance pay.

All of our named executive officers generally participate in the same compensation program. However, compensation levels for named executive officers vary substantially based on the roles and responsibilities of the individual officers.

1.	Base Salaries

What is the role of base salaries in SoCalGas’ executive compensation program, and how are base salaries determined and reviewed?

Our executive compensation program emphasizes performance-based pay. This includes annual cash bonuses and long-term equity-based incentives. However, base salaries remain a necessary and typical element of compensation for attracting and retaining outstanding employees at all levels.

The SoCalGas Board of Directors annually reviews base salaries for executive officers. The board considers the following factors in its review:

• Peer group salary data • Individual contributions and performance • Labor market conditions • Complexity of roles and responsibilities • Succession planning	• Retention needs • Reporting relationships • Internal equity • Experience

What base salary adjustments were made in 2020?

Mr. Drury received a salary increase of 3.5% in his prior role with SDG&E and a promotional increase of 12.7% in connection with his appointment as CEO of SoCalGas. In January 2020, Mss. Brown and DeMontigny and Messrs. Cho and Barrett received salary increases of 3.3% and Mr. Lane received a salary increase of 4.0%.

2.	Performance-Based Annual Bonuses

How are potential bonus opportunities determined?

Each year the SoCalGas Board of Directors establishes performance measures and dollar guidelines for performance-based cash bonus payments under the SoCalGas Executive Incentive Compensation Plan (the EICP). Consistent with our pay-for-performance philosophy, the performance measures do not provide for any bonus payment unless the company surpasses the threshold (minimum) performance level for the year. Bonus opportunities increase from zero for performance at the threshold level to 200% of target for performance at the maximum level.

The board may apply discretion in determining awards, including determining the results of performance measures and taking into consideration the contributions of each named executive officer or other factors it deems relevant.

What were the potential bonus opportunities for each named executive officer for 2020 performance?

Potential bonus opportunities at threshold, target and maximum company performance as of December 31, 2020 are expressed as a percentage of each named executive officer’s base salary as of December 31, 2020 below.

Named Executive Officer	Threshold	Target	Maximum
Scott D. Drury	0%	70%	140%
Maryam S. Brown	0%	60%	120%
Jimmie I. Cho	0%	60%	120%
David J. Barrett	0%	45%	90%
Mia L. DeMontigny	0%	45%	90%
J. Bret Lane(1)	0%	70%	140%

Table 2

(1)	Mr. Lane’s award was prorated to reflect his August 1, 2020 retirement.

What were the 2020 annual bonus performance goals for the named executive officers?

The 2020 performance measures for the SoCalGas Executive Incentive Compensation Plan consisted of (i) safety measures and measures related to safety management systems, (ii) customer service and other stakeholder-focused measures, and (iii) SoCalGas and Sempra Energy earnings adjusted for EICP purposes (EICP Earnings). The relative weights of these measures as a percentage of the overall target were 60%, 10% and 30%, respectively.

Mr. Drury participated in the SDG&E Executive Incentive Compensation Plan when he served as President of SDG&E. The 2020 performance measures for the SDG&E plan consisted of (i) safety measures (including an individual safety performance measure) and measures related to safety management systems, (ii) customer service and other stakeholder-focused measures, (iii) SDG&E and Sempra Energy earnings adjusted for EICP purposes, and (iv) individual performance measures. The relative weights of these measures as a percentage of the overall target were 59%, 6%, 30% and 5%, respectively.

How were the 2020 Executive Incentive Compensation Plan earnings goals determined?

The SoCalGas EICP Earnings target of $630 million was based on SoCalGas’ financial plan and with certain adjustments for incentive plan purposes. Targets for the operational measures were based on safety, customer service and other stakeholder-focused goals.

EICP Earnings for SoCalGas and Sempra Energy may be higher or lower than earnings reported in the companies’ financial statements due to certain predefined adjustments.

Consistent with the approach taken in prior years, at the beginning of the year, it was determined that the calculation of SoCalGas earnings and Sempra Energy earnings for EICP purposes would be adjusted as shown below. In addition, the SoCalGas Board of Directors has, but did not use, discretion to adjust earnings for other unplanned or unforeseen items that may occur during the course of the year.

•	Exclude the impact of any unplanned changes in tax laws or regulations and accounting rule changes
•

Exclude certain nonrecurring items at the discretion of the Compensation and Talent Development Committee of the Sempra Energy Board of Directors, provided that such items that do not have a material adverse impact on Sempra Energy’s common stock price, also as determined by the Compensation and Talent Development Committee. Such items would include but not be limited to:

•

the pro forma earnings impact of any acquisition or divestiture to the extent the earnings impact of such acquisition or divestiture or related transaction and integration cost is not included in the EICP Earnings target

•	nonrecurring gains or losses related to RBS Sempra Commodities, which was sold in 2010 (does not apply to SoCalGas)
•	Exclude the variance from plan of the foreign exchange gains or losses at Sempra Mexico, including any associated cost of hedging (does not apply to SoCalGas)
•	Exclude gains or losses related to legacy litigation matters
•	Exclude the variance from plan of one-time costs associated with board-approved corporate optimization or capital rotation efforts (including potential asset sales)
•	Include 10% of any gains or losses related to asset sales and impairments in connection with a sale to the extent the earnings impact of such item is not included in the EICP Earnings target
•	Exclude items that are required to be excluded from annual bonus compensation under the SDG&E and/or SoCalGas General Rate Case decisions
•	Exclude any earnings impact associated with the decommissioning of the San Onofre Nuclear Generating Station (does not apply to SoCalGas)
•	Exclude the variance from plan of the liability insurance expense not recoverable through balancing accounts
•	Exclude variance from plan of any impairments of the California Assembly Bill 1054 Wildfire Fund.
•	Exclude one-time nonqualified pension settlement charges and LTIP tax windfall or shortfall to the extent such items are not included in the EICP Earnings target
•	Limit impact of rabbi trust results (net of deferred compensation) to +/-5% (percentage points) of the EICP Earnings result as calculated without such gains or losses
•

Exclude the impact of authorized decisions of the SoCalGas Board of Directors that could impact earnings including, but not limited to, issuing debt or preferred stock securities exceeding planned amounts to fund dividends, legal settlements or other strategic expenses approved by the board (does not apply to Sempra Energy)

•

Exclude the after-tax variance to difference between the actual and planned intercompany allocations from Sempra Energy and SDG&E for shared services charges, including performance-based annual bonus allocations (does not apply to Sempra Energy)

What were the performance results for the 2020 Executive Incentive Compensation Plan?

Overall company performance on the 2020 SoCalGas EICP performance measures was at 193% of target performance. Details of the plan metrics and results are provided below.

2020 SoCalGas Executive Incentive Compensation Plan Performance Measures	Weight	Performance Goals(1)			Actual	% of Target Achieved
		Threshold	Target	Maximum

Financial:

SoCalGas EICP Earnings	15%	$600	$630	$645	$736	200%

Sempra Energy EICP Earnings	15%	$1,951	$2,032	$2,113	$2,339	200%

Subtotal: Financial	30%					200%

Safety Management Systems

Employee Safety—Lost Time Incident (LTI) Rate	6%	0.95	0.90	0.85	0.85	200%

Employee Safety—Environmental and Safety Compliance Management Program (ESCMP) Corrective Action	6%	90%		100%	100%	200%

Employee Safety—Alert Driving Implementation Completion	6%	80%	90%	100%	99%	200%

Customer, Public & System Safety A1 Order Response Time	6%	91.5%	91.9%	92.1%	92.4%	200%

Customer, Public & System Safety—Damage Prevention: Damages per USA Ticket Rate	6%	3.20	3.00	2.80	2.85	175%

Customer, Public & System Safety—Gas System Methane Emissions Reductions–Percent of planned High-Pressure Blowdown Events Releasing Less Than or Equal to 3 Million Cubic Feet	6%	79%	82%	85%	92%	200%

Customer, Public & System Safety—Pipeline Miles Remediated	6%	25	35	45	52	200%

Customer, Public & System Safety—Distribution Integrity Management Program–Miles of Vintage Mains and Services Replaced	6%	90	100	110	115	200%

Customer, Public & System Safety—Storage Integrity Management Program (SIMP)—Number of Wells Inspected or Remediated under SIMP or Permanently Plugged and Abandoned	6%	28	35	42	88	200%

Customer, Public & System Safety—Age of Code Three Steel Leak Inventory	6%	36 Months	34 Months	32 Months	32 Months	200%

Subtotal: Safety Management Systems	60%					118%

Customer Service & Other Stakeholders

Renewable Natural Gas (RNG) Tariff Decision, RNG Procurement and Customer Delivery Readiness	2%	Board of Directors Discretion			Minimum Goal Met	0%

Customer Insight Study (Public Opinion)	2%	78.9%	81.0%	83.1%	84.1%	200%

Customer Self-Service Transactions	2%	61%	62%	63%	65.4%	200%

Supplier Diversity	2%	32%	35%	38%	41%	200%

New Business Operations On-Time Performance—Percentage of All Scheduled Jobs Starting On-Time (Company Crews and Contractors Crews Combined)	2%	75%	80%	85%	82.3%	146%

Subtotal: Customer Service & Other Stakeholders	10%					149%

Total	100%					193%

Table 3

(1)

At threshold performance, there is no payout. The scale for total payout and for all performance measures ranges from 0% for threshold performance to 200% for maximum performance, with target performance paying out at 100%.

Overall company performance on the 2020 SDG&E Executive Incentive Compensation Plan performance measures, excluding the individual performance and individual safety performance measures, in which Mr. Drury participated prior to his transfer to SoCalGas, was at 193% of target performance, and the overall performance score for Mr. Drury under the SDG&E plan, including the individual performance and individual safety performance components, was also 193%.

What adjustments were applied to GAAP earnings to determine EICP Earnings?

Reconciliations of 2020 SoCalGas and Sempra Energy GAAP2 earnings to EICP Earnings are provided below.

SoCalGas Earnings (Dollars in Millions)	Reconciliation

GAAP Earnings	$504

Predefined Adjustments:

Exclude legacy litigation costs	233

Exclude differences between actual and planned intercompany allocations for shared services charges from Sempra Energy and SDG&E	(1)

EICP Earnings	$736

Table 4

Sempra Energy Earnings (Dollars in Millions)	Reconciliation

GAAP Earnings	$3,764

Predefined Adjustments:

Exclude gain on sale of South American businesses and related items	(1,752)

Exclude variance to plan of foreign exchange gains or losses at Mexico	43

Exclude unplanned rabbi trust investment returns (related to nonqualified pension and deferred compensation) in excess of specified limits and nonqualified pension settlement charges to the extent not included in the plan	(19)

Exclude legacy litigation costs, costs related to Sempra Commodities, which was sold, and the impact of unplanned changes in tax law	303

EICP Earnings	$2,339

Table 5

What were the Executive Incentive Compensation Plan payouts to the named executive officers for 2020 performance?

As shown above, the overall performance results for annual bonus purposes were 193% of target under the SoCalGas EICP and 193% of target for Mr. Drury under the SDG&E Executive Incentive Compensation Plan, including individual performance and individual safety performance metrics. Based on this performance and its consideration of the contributions of each named executive officer in 2020, the SoCalGas Board of Directors approved the payment of the annual bonuses shown in Table 6.

Named Executive Officer	Bonus

Scott D. Drury	$809,300

Maryam S. Brown	$496,000

Jimmie I. Cho	$496,000

David J. Barrett	$291,400

Mia L. DeMontigny	$268,900

J. Bret Lane(1)	$441,500

Table 6

(1)	Reflects the prorating of Mr. Lane’s award as a result of August 1, 2020 retirement.

[2]	GAAP means accounting principles generally accepted in the United States of America.

3.	Long-Term Equity-Based Incentives

How much of each named executive officer’s total target compensation package is from long-term equity-based incentives, and who grants these incentives?

Long-term equity-based incentives are a large component of each named executive officer’s total target compensation package. See Figure 2 for these percentages. Long-term equity-based incentives are granted to our executives by the Compensation and Talent Development Committee of the Sempra Energy Board of Directors based on the recommendations of the SoCalGas Board of Directors regarding such awards.

What type of equity is granted?

In accordance with our pay-for-performance philosophy, and without regard to special equity awards granted in 2020 as described below, 70% of the 2020 annual LTIP award for each of our named executive officers was in the form of performance-based restricted stock units. The remaining 30% was in the form of service-based restricted stock units. The 2020 performance-based restricted stock units are subject to vesting at the end of three years and the service-based restricted stock units vest ratably over three years.

Why is this type of equity used?

This equity award structure was approved after considering many variables, including alignment with shareholder interests, retention, plan expense, share usage, market trends and feedback from Sempra Energy’s shareholder outreach.

What are the general practices with respect to equity award grants?

Typically, each named executive officer receives one LTIP award annually. In granting the 2020 annual awards:

•	A target dollar value (based on a percentage of base salary) and other terms were specified for each named executive officer’s award; and

•	The number of shares underlying the award was based on the specified target dollar value, as opposed to a fixed number of shares. This approach allows maintenance of the pay mix described above.

On the grant date, we calculated the precise number of shares to be granted to each named executive officer by dividing the total target value of each named executive officer’s award by the grant date closing price of Sempra Energy common stock. These target grant values are presented in Table 7 below and differ from the value reported in “Compensation Tables—Summary Compensation Table” and “Compensation Tables—Grants of Plan-Based Awards” with respect to awards based on relative TSR, which are reported in those compensation tables based on a Monte Carlo valuation that is used to reflect the probable outcome of performance conditions and calculate the grant date fair value.

Are other equity awards granted in addition to the annual LTIP awards?

In addition to the annual LTIP awards, special equity awards also may be granted with the approval of the Compensation and Talent Development Committee of the Sempra Energy Board of Directors based on the recommendation of the SoCalGas Board of Directors regarding such awards. Special equity awards may be granted upon the hiring or promotion of executive officers or, in limited circumstances, to reward extraordinary performance or promote retention. In January 2020, Mr. Drury received a special award of service-based restricted stock units valued at $150,000 and vesting ratably over three years, in order to recognize exemplary performance. In August 2020, Ms. Brown and DeMontigny and Messrs. Drury and Cho received special awards of service-based restricted stock units to promote retention. The awards for Mss. Brown and DeMontigny were valued at $300,000 and $225,000, respectively, and vest ratably over three years. The awards for Messrs. Drury and Cho were valued at $600,000 and $500,000, respectively, and vest ratably over four years.

What were the target values for the 2020 annual LTIP awards?

Table 7 illustrates the target values for the 2020 annual LTIP awards.

Named Executive Officer	Target Value of 2020 Annual LTIP Award

Scott D. Drury	$1,011,940

Maryam S. Brown	$ 685,920

Jimmie I. Cho	$ 685,920

David J. Barrett	$ 268,640

Mia L. DeMontigny	$ 247,920

J. Bret Lane	$1,067,800

Table 7

Note: Does not include special awards.

The actual amounts realized by equity award recipients will depend on future stock price performance and EPS performance and the degree to which these performance measures are achieved. The amounts realized will not necessarily track with the target grant values.

What were the performance goals for the 2020 performance-based restricted stock units?

The 2020 annual LTIP awards included two Sempra Energy performance measures—relative TSR and EPS growth. Fifty percent of the total target award value is linked to Sempra Energy’s relative TSR, with 35% based on Sempra Energy’s TSR relative to the S&P 500 Utilities Index and 15% based on Sempra Energy’s TSR relative to the S&P 500 Index. Twenty percent of the total target award value is linked to Sempra Energy’s EPS growth.

1.	Relative TSR

Each performance-based restricted stock unit represents the right to receive between zero and two shares of Sempra Energy common stock based on Sempra Energy’s three-year cumulative TSR compared with the S&P 500 Utilities Index or the S&P 500 Index, as applicable.

If Sempra Energy’s performance is at the target performance level (the 50th percentile of the applicable index), participants will earn one share for each restricted stock unit. Participants have the opportunity to earn up to two shares for each restricted stock unit if performance exceeds the target performance level. Participants earn a partial share for performance between the threshold and target performance levels, as shown below.

Cumulative TSR Percentile Rank vs. S&P 500 Utilities Index or S&P 500 Index (Measured Independently in Separate Award Components)	Sempra Energy Common Stock Shares Received for Each Restricted Stock Unit(1)

90th Percentile or higher (Maximum)	2.0

70th Percentile	1.5

50th Percentile (Target)	1.0

40th Percentile	0.7

30th Percentile	0.4

25th Percentile or below (Threshold)	0.0

Table 8

(1)

Participants also receive additional shares for dividend equivalents, which are reinvested to purchase additional units that become subject to the same vesting conditions as the restricted stock units to which the dividends relate.

Note: If performance falls between the tiers shown in Table 8, the payout is calculated using linear interpolation.

2.	EPS Growth

The 2020 annual LTIP awards also included a performance-based restricted stock unit award linked to relative EPS growth. The award measures the compound annual growth rate (CAGR) of Sempra Energy’s EPS for the three-year period ending on December 31, 2022. The payout scale is based on the December 31, 2019 analyst consensus three-year EPS growth estimates for the S&P 500 Utilities Index peer companies. The target payout level is based on the 50th percentile of the analyst consensus estimates and the threshold and maximum payout levels are based on the 25th and 90th percentiles, respectively. The awards exclude the impact of share buybacks not contemplated in the financial plans publicly communicated prior to the grant date of the awards.

If Sempra Energy’s EPS CAGR is at the 50th percentile of the analyst consensus estimates for the S&P 500 Utilities Index, participants will earn one share for each restricted stock unit. Participants have the opportunity to earn up to two shares for each restricted stock unit if performance exceeds the 50th percentile. Participants earn a partial share for performance between the 25th and 50th percentiles of the analyst consensus estimates, as shown below.

Percentile of Analyst Consensus Estimates for S&P 500 Utilities Index EPS CAGR	Sempra Energy Common Stock Shares Received for Each Restricted Stock Unit(1)

90th Percentile or higher (7.3% or higher)	2.0

75th Percentile (6.5%)	1.5

50th Percentile (5.9%)	1.0

25th Percentile (4.2%)	0.0

Table 9

(1)

Participants also receive additional shares for dividend equivalents, which are reinvested to purchase additional units that become subject to the same vesting conditions as the restricted stock units to which the dividends relate.

Note: If performance falls between the tiers shown in Table 9, the payout is calculated using linear interpolation.

For purposes of the 2020 annual LTIP award, the calculation of EPS may, at the discretion of the Compensation and Talent Development Committee of the Sempra Energy Board of Directors, include the same types of potential adjustments made to EICP Earnings, as described above under “How were the 2020 Executive Incentive Compensation Plan earnings goals determined?”, as well as adjustments related to, among other things, other unusual or non-operating items.

What were the results for the 2018-2020 performance-based restricted stock unit awards?

The performance period for the 2018-2020 award cycle concluded on January 4, 2021 (for the TSR-based awards, which, collectively, were weighted at 50% of the award) and December 31, 2020 (for the EPS-based awards, which were weighted at 20% of the award) and were scheduled to vest in 2021.

Sempra Energy’s 2018-2020 relative TSR was at the 55.9th percentile of the S&P 500 Utilities Index, resulting in vesting at 114.75% of target for the S&P 500 Utilities Index-based award component. Sempra Energy’s relative TSR was at the 51.2nd percentile of the S&P 500 Index, resulting in vesting at 103% of target for the S&P 500 Index-based component.

The 2018-2020 awards based on Sempra Energy’s EPS growth vested at 200% of target based on EPS growth (as adjusted for LTIP purposes) of 21.7%. The table below shows the predefined adjustments to GAAP EPS used to calculate EPS growth for purposes of the 2018 annual LTIP award, as well as an additional adjustment to exclude the impact of a $500 million share buyback effected in the summer of 2020. For additional information, see “Compensation Tables—Outstanding Equity Awards at Year-End” and “Compensation Tables—Option Exercises and Stock Vested” below.

Sempra Energy EPS Growth (Diluted) for 2018-2020 Award	2017	2020

GAAP EPS	$1.01	$12.88

Excluding $500 million share buyback(1)		(0.09)

Predefined Adjustments:

Acquisitions and divestitures (other than Oncor): gains and losses on sales, related impairments and costs, and related earnings impacts	(0.91)	(6.56)

Effect of changes in tax laws, changes in regulatory treatment of tax repairs allowance and foreign exchange gains or losses at Mexico, and legacy litigation costs	4.15	0.64

Costs related to Sempra Commodities, which was sold, and Rockies Express capacity releases	(0.13)	0.34

Certain unplanned items related to nonqualified pension and deferred compensation and interest cost of accelerated share repurchase financing	(0.13)	(0.02)

EPS for 2018-2020 LTIP Award Purposes	$3.99	$7.19

EPS Growth for 2018-2020 LTIP Award Purposes		21.7%

Table 10

(1)

The impact of the share buyback, which was not contemplated in Sempra Energy’s financial plans publicly communicated prior to the grant date of the award, is excluded pursuant to the terms of the award. The impact of the share buyback is weighted for the portion of the year that the shares were not outstanding.

4.	Benefit Plans

Are the named executive officers eligible to participate in other benefit programs?

Our named executive officers also participate in other benefit programs including: (1) health, life insurance and disability plans and other executive benefits; and (2) retirement and savings plans.

What are the details of the health, life insurance and disability plans and other executive benefits the named executive officers are eligible to receive?

Plan Type	Plan	Description

Health & Welfare	Basic Group Plans	Our named executive officers participate in life, disability, medical, dental and vision insurance group plans that are generally available to all employees. These are common benefits that we believe are essential to attracting a high-quality workforce.
Other Health & Welfare Benefits

Messrs. Drury and Cho participate, and Mr. Lane participated, in a long-term disability plan providing additional protection upon disability (60% of base salary and average bonus) and restoring benefits otherwise capped under the company’s basic long-term disability plan.

Other Executive Benefits

We provide certain other benefits to our named executive officers. The level and types of these executive benefits are reviewed each year. We believe that these benefits are important in attracting and retaining executive talent. These executive benefits include financial planning services, excess personal liability insurance, and a program that matches charitable contributions by the named executive officer up to a maximum amount specified for each named executive officer.

Messrs. Drury and Cho receive, and Mr. Lane received, an annual executive benefit program allowance ($30,000 for Messrs. Drury and Lane and $20,000 for Mr. Cho) that may be used to cover out of pocket costs for health and welfare benefits as well as the cost of the financial planning services and excess personal liability insurance discussed above. Any unused allowance is paid out at year-end.

None of the benefits described above includes a tax gross-up provision.

In addition, in 2020 Mss. Brown and DeMontigny and Mr. Barrett received certain relocation benefits in connection with their respective transfers. Mr. Drury also received a $100,000 cash bonus in connection with his transition to his new position. See “Compensation Tables—Summary Compensation Table” below for additional information.

Table 11

What are the details of the retirement and savings plan benefits the named executive officers are eligible to receive?

Our named executive officers participate in the Sempra Energy Cash Balance Plan and our broad-based, tax-qualified 401(k) Savings Plan. Messrs. Drury, Cho and Lane also participate in the Sempra Energy Supplemental Executive Retirement Plan. and Mss. Brown and DeMontigny and Mr. Barrett participate in the Cash Balance Restoration Plan. Officers and certain other key management employees may also elect to participate in a deferred compensation plan. These plans are described in Tables 12 and 13 below.

Plan Type	Plan	Description

Pension	Cash Balance Plan	The Cash Balance Plan is a tax-qualified pension plan generally available to all U.S.-based company employees.
	Cash Balance Restoration Plan	The Cash Balance Restoration Plan restores the benefits that would otherwise be provided under the Cash Balance Plan but for Internal Revenue Service limits applicable to tax-qualified pension plans.
Supplemental Executive Retirement Plan

Our Board of Directors and the Compensation and Talent Development Committee of the Sempra Energy Board of Directors believe that retirement, savings and deferred compensation plans, in general, and the Supplemental Executive Retirement Plan, in particular, are important elements of an overall compensation package. This package is designed to recruit and retain executive talent, especially mid-career executives, and to retain longer-term executive participants.

Our Supplemental Executive Retirement Plan, or SERP, provides a participating named executive officer with retirement benefits based on the executive’s:

•  Final average pay(1)

•  Actual years of service

•  Age at retirement

SERP benefits are reduced by benefits payable under the broad-based Cash Balance Plan.

The Cash Balance Plan, the Cash Balance Restoration Plan and the SERP use only base salary and performance-based annual bonuses in calculating benefits. The value of long-term incentive plan awards is not included.

Table 12

(1)

Final average pay is the average base salary for the two consecutive years of highest base salary prior to retirement plus the average of the three highest annual bonuses during the 10 years prior to retirement.

Plan Type	Plan	Description

Savings Plans	401(k) Savings Plan

Employees may contribute a portion of their eligible pay to a tax-qualified 401(k) savings plan. Contributions to the plan may be invested on a tax-deferred or after-tax basis (including a Roth option). The Internal Revenue Code limits the amount of compensation eligible for deferral under tax-qualified plans.

Employees may receive company contributions of up to 4% of eligible pay. Eligible pay generally includes base salary and performance-based annual bonus, net of any amounts contributed under the deferred compensation plan. The basic company matching contribution is equal to one-half of the first 6% of the employee’s contributions. In addition, employees receive a “stretch match” equal to one-fifth of the next 5% of the employee’s contributions.

All employee contributions and related investment earnings in the 401(k) Savings Plan vest immediately. Employees are eligible to participate in the plan and receive company matching contributions upon hire. Company matching contributions (including related earnings) vest after one year of service.

Deferred Compensation Plan

Our executive officers and other key management employees also may defer up to 85% of their base salary and performance-based annual bonus under a nonqualified deferred compensation plan, the Employee and Director Savings Plan. Executive officers also may defer all or a portion of certain performance-based restricted stock unit awards upon vesting.

Participants can direct these deferrals into:

•   Funds that mirror the investments available under our 401(k) Savings Plan, including a Sempra Energy phantom stock account

•   A fund providing interest at the greater of 110% of the Moody’s Corporate Bond Yield or the Moody’s Corporate Bond Yield plus 1%

Deferrals of performance-based restricted stock unit awards must be directed into the Sempra Energy phantom stock account and cannot be transferred into other investments and are paid out in shares of common stock in accordance with the participant’s payout elections.

The Internal Revenue Code places annual limits on the amounts that employees and employers can defer into a 401(k) plan. Because of these limits, the company makes matching contributions for deferred compensation plan participants through the deferred compensation plan. The deferred compensation matching contribution is equal to one-half of the first 6% of the employee’s contributions plus one-fifth of the next 5% of the employee’s contributions less an offset for 401(k) matching contributions. There are no company matching contributions on deferrals of performance-based restricted stock unit awards.

All employee contributions and related earnings in the deferred compensation plan vest immediately. New participants are immediately eligible for company matching contributions and company matching contributions (including related earnings) vest after one year of service.

Table 13

5.	Severance and Change in Control Arrangements

Are the named executive officers eligible to receive severance benefits?

None of our executive officers has an employment agreement, but our named executive officers have severance pay agreements that include change-in-control features.

Why does the company provide severance pay agreements?

The Board of Directors believes that severance pay agreements, which are a prevalent market practice, are effective in:

•	Attracting executives who are leaving an existing employer
•	Mitigating legal issues upon an employment separation
•	Retaining talent during uncertain times

By mitigating the effect of potential job loss, severance pay agreements can reinforce management continuity, objectivity and focus on shareholder value. This is particularly critical in actual or potential change in control situations. Under the terms of our named executive officers’ severance pay agreements, payments are not required when terminations are for cause or upon a voluntary resignation that is not for “good reason” as described below.

What benefits do severance pay agreements provide?

The severance pay agreements provide for cash payments and the continuation of certain other benefits for a limited period when:

•	The company terminates an executive’s employment for reasons other than cause, or
•	The executive resigns for “good reason.”

The agreements provide for additional benefits if the termination of employment were to occur within two years following a change in control of Sempra Energy.

In order to receive some of the benefits provided for in the agreement, the executive must, upon termination, enter into a general release in favor of the company and Sempra Energy, provide consulting services for a specified period following the date of termination, if requested, and agree to abide by certain contractual confidentiality and non-solicitation obligations. See “Compensation Tables—Severance and Change in Control Benefits” below for additional information about the terms of each named executive officer’s severance pay agreement.

What does resignation for “good reason” mean?

A resignation for “good reason” may occur if there is an adverse change in scope of duties or in compensation and benefit opportunities or, following a change in control of Sempra Energy, changes in employment location. These provisions are intended to provide safeguards against arbitrary actions that may effectively force an executive to resign.

Do the severance agreements provide for an excise tax gross-up to offset any taxes incurred by the executive as a result of any severance payment?

The severance agreements do not contain any excise tax gross-up provisions.

What happens to outstanding equity awards upon certain terminations or a change in control?

Awards granted under the Sempra Energy 2013 and 2019 Long-Term Incentive Plans are subject to the double trigger change in control vesting provisions in these plans. This means that awards do not automatically vest upon a change in control. Rather, except under limited circumstances, vesting is only accelerated upon a termination of employment that meets certain conditions following a change in control of Sempra Energy. In the event of a termination of employment other than in connection with a change in control, equity awards are generally forfeited to the extent they are not vested at the time of termination, subject to accelerated vesting or non-forfeiture upon termination in certain specific circumstances. See “Compensation Tables—Severance and Change in Control Benefits” below for additional information.

SHARE OWNERSHIP GUIDELINES

Are there share ownership guidelines for officers, and what are they?

Share ownership guidelines for officers have been established to further strengthen the link between executive and shareholder interests. The guidelines set minimum levels of Sempra Energy share ownership that our officers must achieve and maintain. For officers, the guidelines are:

Officer Level	Share Ownership Guideline

CEO, President and Chief Operating Officer	3 x base salary

Senior Vice Presidents and Vice Presidents	1 x base salary

Table 14

For purposes of the guidelines, we include shares owned directly and through our 401(k) Savings Plan. We also include phantom shares of Sempra Energy common stock into which compensation has been deferred, deferred restricted stock units that have vested, unvested service-based restricted stock units and the in-the-money value of service-based stock options.

We expect officers to meet these guidelines within five years after hire or promotion to an officer-level position or promotion to a role with a higher share ownership guideline.

All named executive officers are in compliance with these guidelines or have additional time within which to comply with any higher-level applicable to them as a result of a promotion.

ANTI-HEDGING AND PLEDGING POLICIES

What are the company’s policies with respect to hedging and pledging Sempra Energy securities?

Pursuant to the Sempra Energy Insider Trading and Information Confidentiality Policy, all employees, including all officers and directors of SoCalGas, are prohibited from purchasing financial instruments or otherwise engaging in transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of any equity security of Sempra Energy, SoCalGas or any other subsidiary or entity as to which Sempra Energy has majority ownership and control, and are also prohibited from selling “short” any securities of those companies. These prohibitions also apply to family members living in the same household as any such employee, officer or director, as well as entities directly or indirectly controlled by the employee, officer or director.

Officers and directors also are prohibited from pledging shares of Sempra Energy common stock.

IMPACT OF REGULATORY REQUIREMENTS

What is the role of regulatory requirements, such as tax deductibility and accounting rules, on compensation decisions?

Many Internal Revenue Code provisions, SEC regulations and accounting rules affect the design of executive pay. They are taken into consideration to create and maintain plans that are intended to comply with these requirements and that our Board of Directors and the Compensation and Talent Development Committee of Sempra Energy’s Board of Directors believe are effective and in the best interests of our company and our shareholders.

Section 162(m) of the Internal Revenue Code places a limit of $1 million on the annual amount of compensation that publicly held companies may deduct for federal income tax purposes for “covered employees.” Prior to the Tax Cuts and Jobs Act of 2017 (TCJA), SoCalGas was not considered “publicly held” for purposes of Section 162(m). As part of the Tax Cuts and Jobs Act of 2017, the definition of companies to which Section 162(m) applies was expanded and SoCalGas became subject to the provisions of Section 162(m). In addition, the definition of covered employees was expanded to generally include all named executive officers.

The SoCalGas Board of Directors believes that tax deductibility is one important factor in designing and evaluating our executive compensation program. Although we historically maintained certain performance-based incentive plans that originally were intended to permit the payment of compensation deductible under Section 162(m), subject to the limited transition relief rules in the TCJA, we are no longer able to take a deduction for any compensation in excess of $1 million that is paid to a covered employee.

Providing salary levels and other compensation that are not fully tax deductible may be required by competitive or other circumstances and may be in the best interests of our company and our shareholders. Accordingly, the Board of Directors may exercise judgment to provide compensation that may not be fully tax deductible by the company.

COMPENSATION REPORT OF THE BOARD OF DIRECTORS

The Board of Directors of SoCalGas has reviewed and discussed with management of the company the Compensation Discussion and Analysis included in this Information Statement and, based on that review and discussion, authorized that it be so included.

BOARD OF DIRECTORS

Kevin C. Sagara, Chair

Scott D. Drury

Lisa Larroque Alexander

Karen L. Sedgwick

COMPENSATION TABLES

Summary Compensation Table

In the table below, we summarize the compensation for the past three years for our named executive officers.

2020 SUMMARY COMPENSATION TABLE				Stock Awards(E)	Non-Equity Incentive Plan Compensation	Change in Pension Value and Non-Qualified Deferred Compensation Earnings(F)
	Year	Salary(C)	Bonus(D)	Restricted stock units	Performance- based annual cash bonus	Pension accruals and above-market interest on non-qualified deferred compensation	All Other Compensation(G)	Total
Scott D. Drury(A)	2020	$562,064	$100,000	$1,800,889	$809,300	$2,995,901	$101,425	$6,369,579
Chief Executive Officer
Maryam S. Brown	2020	$428,700	—	$1,012,126	$496,000	$78,270	$47,857	$2,062,953
President	2019	$395,027	$115,000	$776,392	$449,700	$41,007	$113,137	$1,890,263
Jimmie I. Cho	2020	$428,700	—	$1,212,078	$496,000	$6,571,307	$64,171	$8,772,256
Chief Operating Officer	2019	$414,027	—	$793,588	$435,800	$73,356	$39,592	$1,756,363
	2018	$371,900	—	$446,452	$315,400	$68,750	$36,021	$1,238,523
David J. Barrett	2020	$335,800	—	$279,262	$291,400	$91,820	$36,682	$1,034,964
Vice President and General Counsel	2019	$324,643	$20,000	$272,414	$256,000	$39,748	$115,858	$1,028,663
Mia L. DeMontigny	2020	$309,900	—	$482,600	$268,900	$49,413	$116,569	$1,227,382
Vice President, Chief Financial Officer, Chief Accounting Officer, Controller & Treasurer	2019	$275,423	$45,000	$124,091	$224,400	$27,642	$36,180	$732,736
J. Bret Lane(B)	2020	$588,071	—	$1,108,983	$441,500	$2,709,285	$56,480	$4,904,319
Former Chairman and Chief Executive Officer	2019	$540,300	—	$1,065,640	$662,000	$1,865,263	$88,574	$4,221,777
	2018	$501,546	—	$1,100,329	$549,800	$547,163	$61,489	$2,760,327

(A)	Mr. Drury was employed by SoCalGas on July 25, 2020 and appointed as CEO and a director effective August 1, 2020. Prior to that, he served as President of SDG&E.

(B)	Mr. Lane retired from the company effective August 1, 2020.

(C)	The 2020 salary reported for Mr. Lane includes $261,005 for the payout of accrued paid time off balances.

(D)	Represents a cash transition bonus paid to Mr. Drury, and cash employee recognition awards paid to Mss. Brown and DeMontigny and Mr. Barrett.

(E)

Represents the grant date fair value of stock awards granted during the year. These amounts reflect our grant date estimate of the aggregate compensation expense that we will recognize over the service period of the award. They are calculated in accordance with GAAP for financial reporting purposes based on the assumptions described in Note 10 of the Notes to Consolidated Financial Statements included in Sempra Energy’s Annual Report to Shareholders for the year ended December 31, 2020 (the Annual Report) but disregarding estimates of forfeitures related to service-based vesting conditions.

Stock awards consist of performance-based and service-based restricted stock units. For the performance-based restricted stock units with a performance measure based on Sempra Energy’s relative TSR, a Monte Carlo valuation model is used to reflect the probable outcome of performance conditions and calculate grant date fair value. For the performance-based restricted stock units with a performance measure based on Sempra Energy’s EPS growth (as adjusted for LTIP purposes), the amounts included in this table assume the target level of performance conditions were achieved. The maximum values for the 2020 EPS growth-based awards, assuming the highest level of performance conditions were achieved, would be $405,010 for Mr. Drury; $274,380 for Ms. Brown; $274,380 for Mr. Cho; $107,664 for Mr. Barrett; $99,314 for Ms. DeMontigny; and $427,378 for Mr. Lane. For the service-based restricted stock units, the awards were valued at the fair market value of Sempra Energy shares of common stock at the crediting date without reduction for non-transferability, and the amounts included in this table are equal to the number of shares subject to such awards multiplied by the grant date closing price of Sempra Energy’s common stock. All performance-based and service-based restricted stock units will be settled in shares of Sempra Energy common stock upon vesting.

The value actually realized by executives from stock awards will depend upon the extent to which performance and service-based vesting conditions are satisfied and the market value of the shares of Sempra Energy common stock subject to the award upon vesting and sale.

For additional information regarding equity awards, please see the discussions under “Grants of Plan-Based Awards” and “Outstanding Equity Awards at Year-End” below.

(F)

Represents (i) the aggregate change in the actuarial present value of accumulated benefits under pension plans as of year-end over the prior year-end and (ii) above-market interest (interest in excess of 120% of the federal long-term rate) on compensation deferred on a basis that is not tax-qualified. The 2020 amounts are:

2020 CHANGE IN PENSION VALUE AND ABOVE-MARKET INTEREST	Change in Accumulated Benefits(1)	Above- Market Interest	Total

Scott D. Drury	$2,984,800	$11,101	$2,995,901

Maryam S. Brown	$78,042	$228	$78,270

Jimmie I. Cho	$6,553,920	$17,387	$6,571,307

David J. Barrett	$90,332	$1,488	$91,820

Mia L. DeMontigny	$49,413	—	$49,413

J. Bret Lane	$2,676,222	$33,063	$2,709,285

(1)

The changes in the actuarial value of pension benefits are due to changes in pay, performance-based annual bonus plan performance (which impacts calculation of final average earnings under the SERP as described in “Pension Benefits” below), the accrual of additional age and service and changes in actuarial assumptions such as mortality and interest rates.

For additional information regarding pension benefits and deferred compensation, please see the discussions under “Pension Benefits” and “Nonqualified Deferred Compensation” below.

(G)	All Other Compensation amounts for 2020 are:

2020 ALL OTHER COMPENSATION	Company 401(k) and Deferred Compensation Plan Contributions	Insurance Premiums(1)	Other(2)	Total

Scott D. Drury	$51,147	$10,243	$40,035	$101,425

Maryam S. Brown	$24,135	$2,125	$21,597	$47,857

Jimmie I. Cho	$35,214	$7,457	$21,500	$64,171

David J. Barrett	$10,516	$2,125	$24,041	$36,682

Mia L. DeMontigny	$10,777	$2,125	$103,667	$116,569

J. Bret Lane	$19,920	$6,560	$30,000	$56,480

(1)

Amounts include premiums for supplemental disability benefits (for Messrs. Drury, Cho and Lane only) and personal liability insurance benefits. Information on these programs is provided under “Compensation Discussion and Analysis—Compensation Components—Benefit Plans” above.

(2)

Amounts consist of our contributions to charitable, educational and other non-profit organizations to match the personal contributions of the named executive officers on a dollar-for-dollar basis up to an annual maximum match for each named executive officer ranging from $10,000 to $25,000; financial planning services; an executive benefit program allowance for Messrs. Drury and Lane of $30,000 and Mr. Cho of $20,000; and relocation-related tax gross-ups of $8,597, $14,041 and $90,595 provided in connection with work location transfers for Ms. Brown, Mr. Barrett and Ms. DeMontigny, respectively (these relocation benefits were consistent with the relocation benefits provided to salaried employees who relocate at the company’s request). Amounts shown do not include parking at company offices and the occasional personal use by executive officers of company property and services (including entertainment events which would not otherwise be used for the business purposes for which they were obtained) for which we incur no more than nominal incremental cost or for which we are reimbursed by the executive for the incremental cost of personal use.

Grants of Plan-Based Awards

Our named executive officers participated in incentive compensation plans that are designed to encourage high levels of performance on both a short-term and long-term basis. Shorter-term incentives, consisting of performance-based annual cash bonuses, were provided under the EICP. Longer-term incentives, consisting of Sempra Energy performance-based and service-based restricted stock unit awards, were provided under Sempra Energy’s 2019 Long-Term Incentive Plan.

In the table below, we summarize our 2020 grants of plan-based awards to each of the named executive officers.

2020 GRANTS OF PLAN- BASED AWARDS	Grant Date(A)	Authorization Date(A)	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (Performance-Based Annual Bonus)(B)			Estimated Future Payouts Under Equity Incentive Plan Awards (Number of Shares)(C)(E)			All Other Stock Awards (Number of Shares)(D)(E)	Grant Date Fair Value of Stock Awards(F)
			Threshold	Target	Maximum	Threshold	Target	Maximum
Scott D. Drury
Performance-based Restricted Stock Units (PBRSU) based on TSR vs. S&P 500 Utilities Index	1/02/20	12/16/19				—	2,376	4,752		$369,829
PBRSU based on TSR vs. S&P 500 Index	1/02/20	12/16/19				—	1,018	2,036		$174,826
PBRSU based on EPS growth	1/02/20	12/16/19				—	1,358	2,716		$202,505
Service-based Restricted Stock Units	1/02/20	12/16/19							2,036	$303,608
Service-based Restricted Stock Units	1/02/20	12/16/19							1,006	$150,015
—Special	8/03/20	7/13/20							4,838	$600,106
Performance-Based Annual Bonus			—	$420,000	$840,000
Maryam S. Brown
PBRSU based on TSR vs. S&P 500 Utilities Index	1/02/20	12/16/19				—	1,610	3,220		$250,600
PBRSU based on TSR vs. S&P 500 Index	1/02/20	12/16/19				—	690	1,380		$118,497
PBRSU based on EPS growth	1/02/20	12/16/19				—	920	1,840		$137,190
Service-based Restricted Stock Units	1/02/20	12/16/19							1,380	$205,786
Service-based Restricted Stock Units—Special	8/03/20	7/13/20							2,419	$300,053
Performance-Based Annual Bonus			—	$257,300	$514,600
Jimmie I. Cho
PBRSU based on TSR vs. S&P 500 Utilities Index	1/02/20	12/16/19				—	1,610	3,220		$250,600
PBRSU based on TSR vs. S&P 500 Index	1/02/20	12/16/19				—	690	1,380		$118,497
PBRSU based on EPS growth	1/02/20	12/16/19				—	920	1,840		$137,190
Service-based Restricted Stock Units	1/02/20	12/16/19							1,380	$205,786
Service-based Restricted Stock Units—Special	8/03/20	7/13/20							4,031	$500,005
Performance-Based Annual Bonus			—	$257,300	$514,600
David J. Barrett
PBRSU based on TSR vs. S&P 500 Utilities Index	1/02/20	12/16/19				—	631	1,262		$98,216
PBRSU based on TSR vs. S&P 500 Index	1/02/20	12/16/19				—	271	542		$46,540
PBRSU based on EPS growth	1/02/20	12/16/19				—	361	722		$53,832
Service-based Restricted Stock Units	1/02/20	12/16/19							541	$80,674
Performance-Based Annual Bonus			—	$151,200	$302,400
Mia L. DeMontigny
PBRSU based on TSR vs. S&P 500 Utilities Index	1/02/20	12/16/19				—	582	1,164		$90,589
PBRSU based on TSR vs. S&P 500 Index	1/02/20	12/16/19				—	250	500		$42,934
PBRSU based on EPS growth	1/02/20	12/16/19				—	333	666		$49,657
Service-based Restricted Stock Units	1/02/20	12/16/19							499	$74,411
Service-based Restricted Stock Units —Special	8/03/20	7/13/20							1,814	$225,009
Performance-Based Annual Bonus			—	$139,500	$279,000
J. Bret Lane
PBRSU based on TSR vs. S&P 500 Utilities Index	1/02/20	12/16/19				—	2,507	5,014		$390,220
PBRSU based on TSR vs. S&P 500 Index	1/02/20	12/16/19				—	1,075	2,150		$184,615
PBRSU based on EPS growth	1/02/20	12/16/19				—	1,433	2,866		$213,689
Service-based Restricted Stock Units	1/02/20	12/16/19							2,149	$320,459
Performance-Based Annual Bonus			—	$229,000	$458,000

(A)

Grant and authorization dates are applicable to equity incentive awards, which consist of performance-based and service-based restricted stock units. Awards are authorized as part of annual compensation planning that is typically completed in December with salary adjustments becoming effective on January 1 and awards granted on the first trading day of January. Awards are authorized as part of annual compensation planning that is typically completed in December, at which time a dollar value and the other award terms are approved, with salary adjustments becoming effective on January 1 and awards granted on the first trading day of January. Special equity awards also may be granted at other times, including upon the hiring or promotion of executive officers, for outstanding performance, or to promote retention. In accordance with the terms approved by the Compensation and Talent Development Committee of the Sempra Energy Board of Directors, on the grant date of each award (including the special award granted to Mr. Drury and the retention awards granted to Messrs. Drury and Cho and Mss. Brown and DeMontigny, all of which are service-based restricted stock unit awards), the precise number of shares to be granted to each named executive officer was calculated using the closing price for shares of Sempra Energy common stock on that date.

(B)

Non-equity incentive plan awards consisted of performance-based annual bonuses payable under the EICP (and the SDG&E plan in which Mr. Drury participated prior to becoming an officer of SoCalGas). Amounts reported in the table represent estimates at the beginning of 2020 of bonuses expected to be paid under financial, operational and individual performance measures established by our Board of Directors (for Mr. Drury, these amounts have been updated to reflect possible payouts following his appointment as the SoCalGas CEO, at which time his salary increased but his bonus target as a percentage of salary did not change). Mr. Lane’s bonus was prorated based on his retirement date. Outstanding company or individual performance may result in the payment of bonuses that exceed the target amounts. In no event will actual payouts exceed the maximum bonuses established under the plan for each executive.

The performance measures for 2020 were satisfied at levels resulting in above-target bonus payouts. These amounts are reported in the 2020 Summary Compensation Table as non-equity incentive plan compensation earned in 2019. Please see “Compensation Discussion and Analysis—Compensation Components—Performance-Based Annual Bonuses” for additional information.

(C)

Equity incentive plan awards consisted of performance-based restricted stock units granted under Sempra Energy’s 2019 Long-Term Incentive Plan. Shares subject to the performance-based restricted stock units generally will vest, in whole or in part, or be forfeited in early 2023 based on Sempra Energy’s TSR compared to market and peer group indices and EPS growth (as adjusted for LTIP purposes) for 2020-2022. For information about the treatment of performance-based restricted stock units in the event of a termination of employment before the end of the performance period or in the event of a change in control, see “Severance and Change in Control Benefits” below.

For the two components of performance-based restricted stock units with a TSR performance measure, the target number of shares will vest if Sempra Energy has achieved a cumulative three-year TSR that places it among the top 50% of the companies in the S&P 500 Utilities Index or S&P 500 Index, as applicable, with additional shares vesting ratably for performance above the 50th percentile of the applicable index to the maximum number (200% of the target number) for performance at or above the 90th percentile of that index. If Sempra Energy’s performance does not place Sempra Energy among the top 50%, but is above the 25th percentile of the companies in the applicable index, the number of shares that will vest declines from the target number of shares at the 50th percentile to zero shares at the 25th percentile.

For the performance-based restricted stock units with an EPS growth performance measure, the target number of shares will vest, subject to the discretion (to make adjustments to earnings) of the Compensation and Talent Development Committee of the Sempra Energy Board of Directors, if Sempra Energy has achieved a three-year CAGR of 5.9%. If performance is at 6.5%, 150% of the target number of shares will vest, and if performance is at 7.3% or higher, the maximum number (200% of the target number) of shares will vest. If Sempra Energy’s three-year EPS CAGR is less than 5.9%, the number of shares that will vest declines from the target number of shares at 5.9% to zero shares at 4.2%.

(D)

With the exception of the special awards granted on August 3, 2020 to Messrs. Drury and Cho (which vest ratably over four years), represents service-based restricted stock units that vest ratably over three years. For information about the treatment of service-based restricted stock units in the event of a termination of employment before the end of the service period or in the event of a change in control, see “Severance and Change in Control Benefits” below.

(E)

During the performance or service periods, dividends paid or that would have been paid on the shares subject to the award are deemed reinvested to purchase additional shares, at their fair market value, which become subject to the same forfeiture and vesting conditions (including performance criteria, if applicable) as the shares to which the dividends relate. Due to the inability to forecast stock prices at which future dividends would be reinvested, the amounts shown in the table do not include such dividends.

Unless the named executive officer instructs otherwise, Sempra Energy will withhold a sufficient number of shares to which the participant would otherwise be entitled to pay the minimum amount of withholding taxes that become payable.

(F)

These amounts reflect our grant date estimate of the aggregate compensation expense that we will recognize over the service period of the award. They are calculated in accordance with GAAP based on the assumptions described in Note 10 of the Notes to Consolidated Financial Statements included in the Annual Report but disregarding estimates of forfeitures related to service-based vesting conditions. The value actually realized by executives from stock awards will depend on the extent to which performance- and service-based vesting conditions are satisfied and the market value of the shares of Sempra Energy common stock subject to the award upon vesting and sale.

Outstanding Equity Awards at Year-End

In the table below, we summarize grants of Sempra Energy equity awards that were outstanding as of December 31, 2020 for our executive officers named in the 2020 Summary Compensation Table. These awards consist solely of performance-based and service-based restricted stock units under Sempra Energy’s 2013 and 2019 LTIPs. The named executive officers held no stock options as of December 31, 2020.

2020 OUTSTANDING EQUITY AWARDS AT YEAR-END		Stock Awards
		Equity Incentive Plan Awards (Performance-Based Restricted Stock Units)(A)			Other Stock Awards (Service-Based Restricted Stock Units)(B)
	Grant Date	Number of Unearned/ Unvested Shares(C)	Market Value of Unearned/ Unvested Shares		Number of Unearned/ Unvested Shares(C)	Market Value of Unearned/ Unvested Shares
Scott D. Drury	08/03/20				4,877	$621,414
	01/02/20	585	$74,490
	01/02/20	—	—
	01/02/20	1,392	177,395
	01/02/20				2,087	265,962	(F)
	01/02/20				1,031	131,414	(F)
	01/02/19	4,762	606,667
	01/02/19	1,018	129,672
	01/02/19	1,930	245,940
	01/02/19				1,929	245,806	(G)
	01/02/19				493	62,827	(H)
	01/02/18	3,973	506,237	(D)
	01/02/18	1,554	197,988	(D)
	01/02/18	3,923	499,785	(E)
	01/02/18
	01/02/18				2,942	374,839	(I)

		19,137	$2,438,174		13,359	$1,702,262
Maryam S. Brown	08/03/20				2,439	$310,707
	01/02/20	396	$50,475
	01/02/20	—	—
	01/02/20	943	120,179
	01/02/20				1,415	180,269	(F)
	04/01/19	1,857	236,540
	04/01/19	397	50,584
	04/01/19	753	95,939
	04/01/19				752	95,805	(G)
	01/02/19	1,267	161,462
	01/02/19	271	34,541
	01/02/19	514	65,512
	01/02/19				513	65,378	(G)
	01/02/18	1,142	145,502	(D)
	01/02/18	413	52,632	(D)
	01/02/18	1,042	132,704	(E)
	01/02/18				781	99,458	(I)

		8,995	$1,146,070		5,900	$751,617

2020 OUTSTANDING EQUITY AWARDS AT YEAR-END		Stock Awards
		Equity Incentive Plan Awards (Performance-Based Restricted Stock Units)(A)			Other Stock Awards (Service-Based Restricted Stock Units)(B)
	Grant Date	Number of Unearned/ Unvested Shares(C)	Market Value of Unearned/ Unvested Shares		Number of Unearned/ Unvested Shares(C)	Market Value of Unearned/ Unvested Shares
Jimmie I. Cho	08/03/20				4,064	$517,759
	01/02/20	396	$50,475
	01/02/20	—	—
	01/02/20	943	120,179
	01/02/20				1,415	180,269	(F)
	01/17/19	948	120,766
	01/17/19	203	25,859
	01/17/19	385	49,000
	01/17/19				384	48,866	(G)
	01/02/19	2,237	285,067
	01/02/19	479	60,967
	01/02/19	907	115,586
	01/02/19				906	115,452	(G)
	01/02/19				493	62,827	(H)
	01/02/18	2,021	257,480	(D)
	01/02/18	730	93,016	(D)
	01/02/18	1,844	234,932	(E)
	01/02/18				1,382	176,061	(I)

		11,093	$1,413,327		8,644	$1,101,234
David J. Barrett	01/02/20	155	$19,783
	01/02/20	—	—
	01/02/20	370	47,157
	01/02/20				555	$70,671	(F)
	01/17/19	480	61,140
	01/17/19	103	13,118
	01/17/19	195	24,836
	01/17/19				194	24,701	(G)
	01/02/19	764	97,294
	01/02/19	163	20,763
	01/02/19	310	39,469
	01/02/19				309	39,334	(G)
	01/02/18	480	61,173	(D)
	01/02/18	174	22,161	(D)
	01/02/18	439	55,963	(E)
	01/02/18				328	41,833	(I)

		3,633	$462,857		1,386	$176,539

2020 OUTSTANDING EQUITY AWARDS AT YEAR-END		Stock Awards
		Equity Incentive Plan Awards (Performance-Based Restricted Stock Units)(A)			Other Stock Awards (Service-Based Restricted Stock Units)(B)
	Grant Date	Number of Unearned/ Unvested Shares(C)	Market Value of Unearned/ Unvested Shares		Number of Unearned/ Unvested Shares(C)	Market Value of Unearned/ Unvested Shares
Mia L. DeMontigny	08/03/20				1,829	$232,998
	01/02/20	143	$18,246
	01/02/20	—	—
	01/02/20	341	43,500
	01/02/20				512	65,184	(F)
	01/02/19	582	74,201
	01/02/19	124	15,855
	01/02/19	236	30,071
	01/02/19				236	30,071	(G)
	01/02/18	519	66,184	(D)
	01/02/18	188	23,910	(D)
	01/02/18	474	60,395	(E)
	01/02/18				356	45,296	(I)

		2,607	$332,362		2,933	$373,549
J. Bret Lane	01/02/20	—	—
	01/02/20	—	—
	01/02/20	—	—
	01/02/20				—	—
	01/02/19	5,001	$637,143
	01/02/19	1,069	136,184
	01/02/19	2,027	258,291
	01/02/19				—	—
	01/02/18	3,623	461,563	(D)
	01/02/18	1,309	166,788	(D)
	01/02/18	3,303	420,828	(E)
	01/02/18				—	—
	01/02/18				—	—

		16,332	$2,080,797		—	—

(A)

Performance-based restricted stock units generally will vest, in whole or in part, or be forfeited at the end of a three-year performance period based on Sempra Energy’s TSR compared to market and peer group indices and Sempra Energy’s EPS growth (as adjusted for LTIP purposes). For information about the treatment of performance-based restricted stock units in the event of a termination of employment before the end of the performance period or in the event of a change in control, see “Severance and Change in Control Benefits” below.

For TSR-based awards, we have reported the number and market value of shares subject to the awards (together with reinvested dividends and dividend equivalents) that would have vested at December 31, 2020 had the applicable performance and service periods ended at that date. As of December 31, 2020, the performance for these awards as a percentage of target was:

TSR-Based Awards	Performance as of December 31, 2020
2020 Award (TSR vs. S&P 500 Utilities Index)	24%
2020 Award (TSR vs. S&P 500 Index)	0%
2019 Award (TSR vs. S&P 500 Utilities Index)	141%
2019 Award (TSR vs. S&P 500 Index)	70%
2018 Award (TSR vs. S&P 500 Utilities Index)	115%
2018 Award (TSR vs. S&P 500 Index)	105%

On January 19, 2021, the January 2, 2018 awards based on TSR compared to the S&P 500 Utilities Index vested at 114.75% of target and the awards based on TSR compared to the S&P 500 Index vested at 103% of target.

The EPS growth-based awards granted on January 2, 2019, January 17, 2019, April 1, 2019, and January 2, 2020 (together with related reinvested dividend equivalents) are reported based on target performance, as the applicable performance period has not yet ended and the EPS (as adjusted for LTIP purposes) for the final year(s) of the performance period has not yet been determined. The number of shares that ultimately vest will depend upon the extent to which the performance measures have been satisfied at the actual end of the applicable performance period and may be fewer or greater than the number reported in the table.

On February 22, 2021, the January 2, 2018 awards based on EPS growth (as adjusted for LTIP purposes) with a performance period that ended on December 31, 2020 vested at 200% of target, or maximum performance. These awards are reported based on the final performance result of 200% of target. For additional detail, see Note B to the “2020 Option Exercises and Stock Vested” table below.

(B)

Service-based restricted stock units granted to Messrs. Drury and Cho on August 3, 2020 vest ratably over four years on the anniversary of grant. Service-based restricted stock units granted to Mss. Brown and DeMontigny on August 3, 2020 vest ratably over three years on the anniversary of grant. Service-based restricted stock units granted on January 2, 2020 vest ratably over three years on the first NYSE trading day of 2021, 2022 and 2023. Except as described in footnote (H) below, service-based restricted stock units granted on January 2, 2019 vest ratably over three years on the first NYSE trading day of 2020, 2021 and 2022. Service-based restricted stock units granted on January 2, 2018 vest in full on the first NYSE trading day of 2021. For information about the treatment of service-based restricted stock units in the event of a termination of employment before the end of the service period or in the event of a change in control, see “Severance and Change in Control Benefits” below.

(C)

Includes shares deemed purchased with reinvested dividends and dividend equivalents that become subject to the same forfeiture conditions as the shares to which the dividends relate. Does not include reinvested dividends and dividend equivalents with a record date of December 30, 2020 that were paid on January 15, 2021.

(D)

These awards vested on January 19, 2021, upon the determination and certification by the Compensation and Talent Development Committee of the Sempra Energy Board of Directors of the TSR results. The value realized upon the vesting of these shares is set forth in Note B to the “2020 Option Exercises and Stock Vested” table below.

(E)

These awards vested on February 22, 2021, upon the determination and certification by the Compensation and Talent Development Committee of the Sempra Energy Board of Directors of the EPS growth (as adjusted for LTIP purposes) results. The value realized upon the vesting of these shares is set forth in Note B to the “2020 Option Exercises and Stock Vested” table below.

(F)	The first of three annual installments of these awards vested on January 4, 2021.

(G)	The second of three installments of these awards vested on January 4, 2021.

(H)	The second of two installments of these awards vested on January 4, 2021.

(I)	These awards vested in full on January 4, 2021.

Option Exercises and Stock Vested

We summarize below the restricted stock units that vested during 2020 for each of our executive officers named in the 2020 Summary Compensation Table. No named executive officers exercised stock options in 2020.

2020 OPTION EXERCISES AND STOCK VESTED	Stock Awards
	Number of Shares Acquired on Vesting	Value Realized on Vesting(A)(B)
Scott D. Drury	10,951	$1,668,631
Maryam S. Brown	4,005	$609,951
Jimmie I. Cho	9,048	$1,378,963
David J. Barrett	1,633	$248,742
Mia L. DeMontigny	1,864	$284,493
J. Bret Lane	20,590	$2,927,030

(A)

Market value of vesting Sempra Energy common stock (including reinvested dividends) at the vesting date, determined by multiplying the number of shares vested by the closing stock price of Sempra Energy common stock on the vesting date. Also includes the dividend equivalent with a record date of December 31, 2019, that was paid on January 15, 2020.

(B)

The performance-based restricted stock unit awards granted in January 2017 that measured TSR performance against the S&P 500 Utilities Index companies and the S&P 500 Index companies vested on January 16, 2020 at 124.5% of target performance and 168.6% of target performance, respectively. The 2017 performance-based restricted stock unit awards based on EPS growth (as adjusted for LTIP purposes) vested on February 25, 2020 at 200% of target performance. Service-based restricted stock unit awards that vested on January 2, 2020 consisted of the annual awards granted on January 2, 2017; the second of three installments of the special award granted to Mr. Lane on January 2, 2018 which vested over three years in increments of 50%, 25% and 25% per year; the first of three installments of the annual awards granted on January 2, 2019; the first of two installments of the special awards granted to Messrs. Drury and Cho on January 2, 2019; the first of three installments of the awards granted to Messrs. Cho and Barrett on January 17, 2019; and the first of three installments of the award granted to Ms. Brown on April 1, 2019. In addition, the amounts shown for Mr. Lane include awards vested August 3, 2020 following Mr. Lane’s retirement pursuant to a determination by the Compensation and Talent Development Committee of the Sempra Energy Board of Directors to vest such awards as permitted by the terms of the awards. Service-based restricted stock unit awards that vested on August 3, 2020 for Mr. Lane consisted of the third of three installments of the special award granted to Mr. Lane on January 2, 2018; the annual award granted on January 2, 2018; the second and third installments of the annual award granted January 2, 2019; and the annual award granted on January 2, 2020.

The performance-based restricted stock unit awards granted in January 2018 that measured TSR performance against the S&P 500 Utilities Index companies and the S&P 500 Index companies vested on January 19, 2021 at 114.75% of target performance and 103% of target performance, respectively. The 2018 performance-based restricted stock unit awards based on EPS growth (as adjusted for LTIP purposes) vested on February 22, 2021 at 200% of target performance. Service-based restricted stock units that vested on January 4, 2021 consisted of the annual awards granted to Messrs. Drury, Cho and Barrett and Mss. Brown and DeMontigny on January 2, 2018; the second of three installments of the annual awards granted to Messrs. Drury, Cho and Barrett and Mss. Brown and DeMontigny on January 2, 2019; the second of two installments of the special awards granted to Messrs. Drury and Cho on January 2, 2019; the second of three installments of the awards granted to Messrs. Cho and Barrett on January 17, 2019; the second of three installments of the award granted to Ms. Brown on April 1, 2019; the first of three installments of the annual awards granted to Messrs. Drury, Cho and Barrett and Mss. Brown and DeMontigny on January 2, 2020; and the first of three installments of the special award granted to Mr. Drury on January 2, 2020. The number of shares acquired upon the vesting of these awards and their market value (including the units and the value of the dividend equivalent with a record date of December 30, 2020, that was paid on January 15, 2021), none of which are reflected in this table due to the vesting of the applicable awards after December 31, 2020, were: 14,965 shares of Sempra Energy common stock and $1,835,410 for Mr. Drury; 4,419 shares of Sempra Energy common stock and $542,479 for Ms. Brown; 7,471 shares of Sempra Energy common stock and $916,790 for Mr. Cho; 1,832 shares of Sempra Energy common stock and $224,884 for Mr. Barrett; 1,795 shares of Sempra Energy common stock and $220,161 for Ms. DeMontigny; and 7,983 shares of Sempra Energy common stock and $973,712 for Mr. Lane.

Pension Benefits

Our named executive officers participate in the Sempra Energy Cash Balance Plan, a broad-based tax-qualified retirement plan that is subject to certain limits under the Internal Revenue Code. Under the plan, a notional account is credited annually for each participant in an amount equal to 7.5% of the participant’s salary and performance-based annual bonus. Account balances earn interest and are fully vested after three years of service.

In addition to the Cash Balance Plan, Messrs. Drury, Cho and Lane participate in the Sempra Energy Supplemental Executive Retirement Plan, a nonqualified pension plan designed to recruit and retain executive talent. Under the plan, benefits are calculated using a defined benefit formula based on final average earnings (average base salary for the two consecutive years of highest base salary prior to retirement plus the average of the three highest annual bonuses during the 10 years prior to retirement), years of service and age at retirement of the executive officer. Benefits payable under the Supplemental Executive Retirement Plan are reduced by benefits payable under the Cash Balance Plan.

Benefits under the defined benefit formula begin to vest after five years of service and attainment of age 55, with full vesting when age plus years of service total 70 or the executive attains age 60. Benefits for Mr. Cho, who became a participant in the plan on January 1, 2020, will not begin vesting in the defined benefit until he has participated in the plan for five years, after which prior service will be considered. Upon normal retirement at age 62, the annual benefit (as a percentage of final average earnings) in the form of a 50% joint and survivor annuity is 20% after five years of service, 40% after 10 years of service, 50% after 15 years of service, 60% after 20 years of service, 62.5% after 30 years of service, and 65% after 40 years of service. Reduced benefits based on age and years of service are provided for retirement as early as age 55 and the completion of five years of service.

Supplemental Executive Retirement Plan participants with at least three years of service who do not meet the minimum vesting criteria under the defined benefit formula (five years of service and attainment of age 55) and participants in the Sempra Energy Cash Balance Restoration Plan are entitled to a benefit equal to the benefit that would have been received under the tax-qualified Cash Balance Plan but for Internal Revenue Code limitations on pay and benefits under tax-qualified plans. Cash Balance Restoration Plan account balances earn interest and are fully vested after three years of service. As participants in the Cash Balance Restoration Plan, Messrs. Drury, Cho, Barrett and Lane, and Mss. Brown and DeMontigny are entitled to this benefit.

Retiring employees may elect to receive the retirement date present value of their vested accumulated retirement benefits in a single lump sum payment. Alternatively, they may elect an annuity that provides the actuarial equivalent of the lump sum benefit.

In the table below, we summarize the present value of accumulated benefits under the various retirement plans as of December 31, 2020 for our named executive officers.

PENSION BENEFITS AT YEAR-END	Plan	Years of Credited Service	Present Value of Accumulated Benefit(A)	Payments During Last Fiscal Year
Scott D. Drury(B)	Cash Balance Plan	35	$873,520
	Supplemental Executive Retirement Plan	35	10,235,646
	Total		$11,109,166
Maryam S. Brown(C)	Cash Balance Plan	4	$88,959
	Cash Balance Restoration Plan	4	111,512
	Total		$200,471
Jimmie I. Cho(B)	Cash Balance Plan	29	$575,211
	Supplemental Executive Retirement Plan	29	6,646,256
	Total		$7,221,467
David J. Barrett(C)	Cash Balance Plan	18	$441,506
	Cash Balance Restoration Plan	18	304,606
	Total		$746,112
Mia L. DeMontigny(C)	Cash Balance Plan	5	$109,310
	Cash Balance Restoration Plan	5	49,259
	Total		$158,569
J. Bret Lane(D)	Cash Balance Plan	38		$1,677,514
	Supplemental Executive Retirement Plan	38	10,242,393
	Total		$10,242,393	$1,677,514

(A)

Amounts are based on the assumptions used for financial reporting purposes set forth in Note 9 of the Notes to Consolidated Financial Statements contained in the Annual Report, except that retirement age has been assumed to be the earliest time at which the executive could retire under each of the plans without any benefit reduction due to age.

Amounts shown for the Cash Balance Plan are based on the greater of the amounts payable under the plan or the sum of the present value of the accumulated benefit payable under a frozen predecessor plan plus future cash balance accruals. The amounts shown for the Supplemental Executive Retirement Plan and the Cash Balance Restoration Plan are the present value of the incremental benefit over that provided by the Cash Balance Plan.

(B)

Mr. Cho became a participant in the Supplemental Executive Retirement Plan on January 1, 2020. Messrs. Drury and Cho are not yet vested in a benefit under the defined benefit formula of the Supplemental Executive Retirement Plan. However, Messrs. Drury and Cho would be entitled to the benefit that would have been received under the tax-qualified Cash Balance Plan but for Internal Revenue Code limitations on pay and benefits under tax-qualified plans. At December 31, 2020, Mr. Drury was age 55 and Mr. Cho was age 56. Had they retired at December 31, 2020, and received their benefits under the plans as a lump sum, their early retirement benefits would have been $1,271,848 for Mr. Drury and $812,714 for Mr. Cho.

(C)

Mr. Barrett and Mss. Brown and DeMontigny, who are not participants in the Supplemental Executive Retirement Plan, are vested in benefits under the Cash Balance Plan and nonqualified Cash Balance Restoration Plan. Had their employment terminated on December 31, 2020, their benefits would have been $236,335 for Ms. Brown, $790,862 for Mr. Barrett, and $180,269 for Ms. DeMontigny.

(D)

Mr. Lane retired on August 1, 2020 at age 61. He received benefits of $1,677,514 from the Cash Balance Plan. He deferred $4,514,578 in Supplemental Executive Retirement Plan benefits into the Sempra Energy Employee and Director Savings Plan and an additional $4,565,754 was paid to him in February 2021.

Nonqualified Deferred Compensation

Sempra Energy’s nonqualified deferred compensation plans permit executives to elect on a year-by-year basis to defer the receipt of up to 85% of their annual salary and performance-based annual bonus for payment in installments or in a lump sum at a future date in connection with an executive’s separation from service or on a fixed in-service distribution date. Executive officers also may defer all or a portion of certain performance-based restricted stock unit awards upon vesting.

The timing and form of distribution are selected by the executive at the time of the deferral election, and subsequent changes are limited. In the event of a change in control of Sempra Energy, participant accounts are distributed in a lump sum immediately prior to the date of the change in control. Deferred amounts are fully vested and earn interest at a rate reset annually to the higher of 110% of the Moody’s Corporate Bond Yield Average Rate or the Moody’s Corporate Bond Yield Average Rate plus 1% (4.8% for 2020) or, at the election of the executive, are deemed invested in investment accounts that mirror the investment accounts available under tax-qualified 401(k) savings plans in which all employees may participate. Deferrals of performance-based restricted stock unit awards cannot be transferred into other investments and are paid out in shares of common stock in accordance with the officer’s payout elections.

The Internal Revenue Code places annual limits on the amounts that employees and employers can defer into a 401(k) plan. Because of these limits, matching contributions for deferred compensation plan participants are made through the deferred compensation plan. The deferred compensation matching contribution is equal to one-half of the first 6% of the employee’s contributions plus one-fifth of the next 5% of the employee’s contributions less an offset for 401(k) matching contributions. There are no company matching contributions on deferrals of performance-based restricted stock unit awards.

All employee contributions and related investment earnings in the deferred compensation plan vest immediately. New participants are immediately eligible for company matching contributions and company matching contributions (including related earnings) vest after one year of service.

The table below summarizes information regarding the participation by our named executive officers in Sempra Energy’s nonqualified deferred compensation plans.

2020 NONQUALIFIED DEFERRED COMPENSATION	Executive Contributions in 2020(A)	Company Contributions in 2020(B)	Aggregate Earnings in 2020(C)	Aggregate Distributions in 2020(D)	Aggregate Balance at 12/31/20(E)

Scott D. Drury	$191,800	$40,541	$56,053	—	$932,834

Maryam S. Brown	$48,901	$14,870	$7,426	—	$120,790

Jimmie I. Cho	$592,708	$25,720	$566,434	$(23,914)	$4,567,042

David J. Barrett	—	—	$10,156	—	$177,542

Mia L. DeMontigny	$22,440	$2,064	$15,627	—	$63,175

J. Bret Lane	$4,550,143	$9,660	$524,700	—	$7,444,008

(A)

Executive contributions consist of deferrals of salary and performance-based annual bonus that also are reported as compensation in the 2020 Summary Compensation Table. Timing differences between reporting bonus compensation in the 2020 Summary Compensation Table (which reports bonus amounts in the year for which they were earned) and related deferral dates (the date on which the bonuses would have been paid to the executive) may in any year result in lesser or greater amounts reported as executive contributions in this table than the amounts that have been reported as compensation for the same year in the 2020 Summary Compensation Table. Executive contributions in 2020 that also are included as 2020 salary reported in the 2020 Summary Compensation Table total $87,115 for Mr. Drury; $48,901 for Ms. Brown; $222,278 for Mr. Cho; $0 for Mr. Barrett; $0 for Ms. DeMontigny; and $35,565 for Mr. Lane. Deferrals of the 2020 performance-based annual bonus that was paid on March 11, 2021 are not included in this table. Executive contributions for Mr. Lane also include $4,514,578 from deferral of benefits payable under the Supplemental Executive Retirement Plan. Deferred Supplemental Executive Retirement Plan benefits are not reported compensation within the 2020 Summary Compensation Table.

(B)

Company contributions are equal to one-half of the first 6% of the employee’s contributions plus one-fifth of the next 5% of the employee’s contributions less an offset for 401(k) matching contributions.

(C)

Earnings are measured as the difference in deferred account balances between the beginning and the end of the year plus nonqualified deferred compensation distributions (if applicable) minus executive and company contributions during the year. Earnings consisting of above-market interest also are reported in the 2020 Summary Compensation Table. Excluding above-market interest, earnings (or losses) for 2020 were $44,952 for Mr. Drury; $7,198 for Ms. Brown; $549,046 for Mr. Cho; $8,668 for Mr. Barrett; $15,627 for Ms. DeMontigny; and $491,637 for Mr. Lane. These earnings are not reported in the 2020 Summary Compensation Table.

(D)	Mr. Cho received an in-service payment of nonqualified deferred compensation in the amount of $23,914 during the year ending December 31, 2020.

(E)

Year-end balances consist of executive and company contributions and earnings on contributed amounts. All contributions (other than Mr. Lane’s deferral of benefits payable under the Supplemental Executive Retirement Plan in the amount of $4,154,578) and all earnings that consist of above-market interest have been included in the 2020 Summary Compensation Table for 2020 or prior years. Such aggregate amounts (other than the 2017 bonus paid in 2018) reported in the 2020 Summary Compensation Table for fiscal years 2018, 2019 and 2020 are $243,442 for Mr. Drury; $82,774 for Ms. Brown; $1,509,155 for Mr. Cho; $3,138 for Mr. Barrett; $24,504 for Ms. DeMontigny; and $792,095 for Mr. Lane. These amounts do not include the portion of the 2020 performance-based annual bonus deferred in 2021 but do include the portion of the 2017 performance-based annual bonus deferred in 2018.

Severance and Change in Control Benefits

Each of our named executive officers has a severance pay agreement. Each agreement is for a three-year term and is automatically extended for an additional year upon each agreement’s anniversary unless we or the executive elect not to extend the term.

The severance pay agreements provide executives with severance benefits in the event that we were to terminate the executive’s employment during the agreement’s term for reasons other than “cause,” or as a result of death or disability, or if the executive were to do so for “good reason.” The nature and amount of the severance benefits vary depending on the executive’s position, and increased benefits are provided if, upon termination, the executive enters into an agreement to provide consulting services for two years (one-year for Ms. DeMontigny and Mr. Barrett) and agrees to abide by certain covenants regarding non-solicitation of employees and information confidentiality. Additional benefits also are provided if the termination of employment were to occur within two years following a “change in control” of Sempra Energy.

The definitions of “cause” and “good reason” vary depending on whether the termination of employment occurs following a change in control of Sempra Energy or otherwise. However, “cause” is generally defined to include a willful and continued failure by the executive to perform his or her duties to the company, and “good reason” is generally defined to include adverse changes in the executive’s responsibilities, compensation and benefit opportunities and, following a change in control, certain changes in employment location. A “change in control” is defined in the agreements to generally include events resulting in a change in the effective control of Sempra Energy or a change in the ownership of a substantial portion of Sempra Energy’s assets.

Awards granted under the Sempra Energy 2013 Long-Term Incentive Plan and the Sempra Energy 2019 Long-Term Incentive Plan include a “double trigger” provision for vesting of equity in connection with a change in control. Restricted stock unit awards issued to date under these plans provide for continuation following a change in control through the new company’s assumption of the awards or the issuance of replacement awards. Replacement awards must meet certain criteria, which are described in Article 16 of the Sempra Energy 2013 Long-Term Incentive Plan and Article 14 of the Sempra Energy 2019 Long-Term Incentive Plan. If awards are not assumed or replaced, or if an employee is eligible for retirement (age 55 or older with five or more years of service) as of the date of the change in control, awards would vest upon the change in control. If such awards are subject to performance-based vesting, such awards would vest at the greater of the target performance level or the actual performance level had the performance period ended on the last day of the calendar year immediately preceding the date of the change in control (or, for awards based on TSR, had the performance period ended on the date of the change in control). Messrs. Drury, Cho and Barrett have attained age 55 and completed at least five years of service, and Mr. Lane had achieved such criteria as of his retirement. Also, any outstanding awards would immediately vest upon an executive’s involuntary termination other than for cause, termination for “good reason,” death, disability, or retirement, in each case during the three-year period following a change in control. Service-based awards also vest upon an executive’s death.

With respect to performance-based awards, if an executive’s employment is terminated after the executive has attained age 55 and completed five years of service (and the termination is other than for cause), and the termination occurs after completion of one year of the applicable performance period (or after November 30th of the year in which the grant was made if the executive has attained age 62), the executive’s award is not forfeited as a result of the termination of employment. Performance-based awards continue to be subject to forfeiture based on the extent to which the related performance goals have been satisfied at the end of the applicable performance period. If an executive’s employment is terminated and the executive has not met the retirement eligibility criteria specified in the award agreement or the termination is for cause, performance-based awards are forfeited.

With respect to service-based awards, if an executive’s employment is terminated during the service period, the award is forfeited, subject to earlier vesting upon a change in control of Sempra Energy, the death of the executive, at the discretion of the Compensation and Talent Development Committee of the Sempra Energy Board of Directors or as otherwise provided in connection with the grant of the award.

We summarize below the benefits each of our executive officers named in the 2020 Summary Compensation Table (other than Mr. Lane) would have been entitled to receive had we terminated his or her employment (other than for cause, death or disability) at December 31, 2020, or had the executive done so for “good reason” on that date, and the benefits each executive (other than Mr. Lane) would have been entitled to receive had such termination occurred within two years following a change in control of Sempra Energy (or within three years for purposes of certain equity award acceleration, and assuming such awards were assumed or replaced in such change in control). These amounts assume the executive had entered into a two-year (one-year for Ms. DeMontigny and Mr. Barrett) consulting, non-solicitation and confidentiality agreement providing for enhanced severance. We also show the benefits that each executive (other than Mr. Lane) would have been entitled to receive in the event of his or her death on December 31, 2020. In addition, we show the benefits that each executive would have been entitled to receive (accelerated vesting of restricted stock units) had a change in control of Sempra Energy occurred on December 31, 2020, whether or not accompanied or followed by a termination of the executive’s employment. Because Mr. Lane retired prior to December 31, 2020, he would only have been eligible for benefits upon a change in control, as reflected in the table below.

SEVERANCE AND CHANGE IN CONTROL BENEFITS	Termination of Employment by the Company Without Cause or by the Executive Officer for Good Reason or Death			Change in Control Only
	Unrelated to a Change in Control	Change in Control	Resulting from Death	(Without Termination of Employment)
Scott D. Drury
Lump Sum Cash Payment(A)	$1,800,450	$2,400,600
Acceleration of Existing Equity Awards(B)		4,564,087	$1,702,262	$4,564,087
Enhanced Retirement Benefits(C)		8,985,964	8,985,964
Health & Welfare Benefits(D)	39,691	76,367
Financial Planning(E)	37,500	50,000
Outplacement	50,000	50,000
Total	$1,927,641	$16,127,018	$10,688,226	$4,564,087
Maryam S. Brown
Lump Sum Cash Payment(A)	$1,144,650	$1,716,975
Acceleration of Existing Equity Awards(B)		1,970,049	$751,617	—
Enhanced Retirement Benefits(C)
Health & Welfare Benefits(D)	37,199	53,515
Financial Planning(E)	37,500	50,000
Outplacement	50,000	50,000

Total	$1,269,349	$3,840,539	$751,617	—

Total After Severance Reduction(F)	$1,269,349	$3,372,899	$751,617	—
Jimmie I. Cho
Lump Sum Cash Payment(A)	$1,172,650	$1,563,533
Acceleration of Existing Equity Awards(B)		2,781,610	$1,101,234	$2,781,610
Enhanced Retirement Benefits(C)		5,894,741	5,894,741
Health & Welfare Benefits(D)	2,832	29,486
Financial Planning(E)	37,500	50,000
Outplacement	50,000	50,000

Total	$1,262,982	$10,369,370	$6,995,975	$2,781,610

SEVERANCE AND CHANGE IN CONTROL BENEFITS	Termination of Employment by the Company Without Cause or by the Executive Officer for Good Reason or Death			Change in Control Only
	Unrelated to a Change in Control	Change in Control	Resulting from Death	(Without Termination of Employment)
David J. Barrett
Lump Sum Cash Payment(A)	$570,801	$998,902
Acceleration of Existing Equity Awards(B)		747,096	$176,539	$747,096
Enhanced Retirement Benefits(C)
Health & Welfare Benefits(D)	26,461	41,354
Financial Planning(E)	25,000	37,500
Outplacement	50,000	50,000

Total	$672,262	$1,874,852	$176,539	$747,096
Mia L. DeMontigny
Lump Sum Cash Payment(A)	$498,935	$873,137
Acceleration of Existing Equity Awards(B)		736,952	$373,549	—
Enhanced Retirement Benefits(C)
Health & Welfare Benefits(D)	24,727	38,673
Financial Planning(E)	25,000	37,500
Outplacement	50,000	50,000

Total	$598,662	$1,736,262	$373,549	—
J. Bret Lane
Lump Sum Cash Payment(A)
Acceleration of Existing Equity Awards(B)				$2,103,181
Enhanced Retirement Benefits(C)
Health & Welfare Benefits(D)
Financial Planning(E)
Outplacement

Total	—	—	—	$2,103,181

(A)

The severance payment is equal to one-half times (one times following a change in control for Messrs. Drury and Cho and 1.25 times following a change in control for Mss. Brown and DeMontigny and Mr. Barrett) the sum of annual base salary and Bonus (as defined below). An additional one times (for Ms. Brown and Messrs. Drury and Cho) or one-half times (for Mr. Barrett and Ms. DeMontigny) the sum of annual base salary and Bonus is conditioned upon the executive’s agreement to provide post-termination consulting services and abide by restrictive covenants related to non-solicitation and confidentiality. In addition, in the event of a termination within two years following a change in control, or in the event of an executive’s death or disability, an executive will also receive a prorated Bonus for the year of termination. If the executive receives a performance-based annual bonus for the year of termination, such bonus is offset by the prorated Bonus provided under the severance pay agreement. For each of the named executive officers, the amount shown in the table excludes payment of the bonus earned in the year of termination because the 2020 performance-based annual bonus actually earned exceeds the Bonus payable under the severance pay agreement. “Bonus” for purposes of calculating the cash payments under the severance pay agreement is based on (i) for Ms. Brown, the higher of the average of the last three performance-based annual bonuses or 45% of base salary, and (ii) for Messrs. Drury, Cho and Barrett and Ms. DeMontigny, the higher of the average of the last three performance-based annual bonuses or the target performance-based annual bonus for the year in which the termination occurs.

(B)

Fair market value as of December 31, 2020 of shares subject to performance-based and service-based restricted stock units for which forfeiture restrictions would terminate. Includes the value of the 2018 performance-based restricted stock unit awards that vested in early 2021. The value realized upon the vesting of these awards is discussed in Note B to the “2020 Option Exercises and Stock Vested” table above. Any outstanding awards would immediately vest upon an executive’s involuntary termination (other than for cause), termination for “good reason”, death, disability or retirement, in each case during the three-year period following a change in control for the amounts listed under the “Change in Control” column and upon these events for the amounts listed under the “Unrelated to a Change in Control” column. Assuming any outstanding awards were assumed or replaced in a change in control, such awards would immediately vest upon a change in control without an accompanying termination only if an employee is eligible for retirement (age 55 or older with five or more years of service) as of the date of the change in control for the amounts listed under the “Change in Control Only” column. Service-based awards would vest upon an executive’s death. Mr. Lane’s retirement was a qualifying retirement and his 2018 and 2019 performance-based restricted stock units remain outstanding and will vest at the end of each award’s performance period subject to the achievement of the applicable company performance measures.

(C)

For Messrs. Drury and Cho, the amounts shown for termination accompanied by a change in control are the incremental actuarial values assuming that they had attained age 62, but reduced for applicable early retirement factors. For termination resulting from death, the $8,985,964 shown for Mr. Drury and the $5,984,741 shown for Mr. Cho are the difference between the death benefit under the plan and the benefit that would have been payable in connection with a voluntary termination on December 31, 2020. For the other named executive officers, there is no difference between the death benefit and the benefit payable in connection with a voluntary termination.

(D)

Estimated value associated with continuation of health benefits for 18 months (12 months for Mr. Barrett and Ms. DeMontigny) for termination unrelated to a change in control and continuation of health, life, disability and accident benefits for two years (18 months for Mr. Barrett and Ms. DeMontigny) for termination following a change in control.

(E)

Estimated value associated with continuation of financial planning services for 18 months (12 months for Mr. Barrett and Ms. DeMontigny) for termination unrelated to a change in control, and two years (18 months for Mr. Barrett and Ms. DeMontigny) for termination following a change in control.

(F)

Under the severance pay agreements, the change in control severance payments may be reduced to ensure that the total benefit falls below the excise tax threshold under Section 280G of the Internal Revenue Code. Such reduction will not apply if the executive’s net after-tax unreduced payments would equal or exceed 105% of the net after-tax reduced payments.

Executive officers who voluntarily terminate their employment (other than for “good reason”) or whose employment is terminated by the company for cause are not entitled to severance benefits. Executives also may be eligible for certain payments under the retirement or deferred compensation plans as described above under “Compensation Discussion and Analysis—Benefit Plans,” “Pension Benefits,” and “Nonqualified Deferred Compensation.”

Ratio of CEO to Median Employee Pay

The following is a reasonable estimate, prepared under applicable SEC rules, of the ratio of the annual total compensation of our CEO to the median of the annual total compensation of our other employees. In addition to our full-time workforce, our employee population includes a substantial percentage of part-time employees. Given the different methodologies that various public companies use to determine an estimate of their pay ratio and the differences in employee populations, the estimated ratio reported below should not be used as a basis for comparison between companies.

SEC rules allow us to identify our median employee once every three years unless there has been a change in our employee population or employee compensation arrangements that we reasonably believe would result in a significant change in our pay ratio disclosure. We used the same median employee analysis for 2017-2019, after considering the changes to our employee population and compensation programs during 2018 and 2019, as well as the 2018 and 2019 compensation of the median employee.

In 2020, we determined a new median employee based on a measurement date of December 31, 2020. We used a definition of compensation, or “consistently applied compensation measure” (CACM), that consisted of 2020 base salary and selected the median employee from a group of employees who received compensation within plus or minus 1% of the median CACM.

To calculate the 2020 pay ratio, we calculated 2020 compensation for Mr. Drury and the median employee using the methodology used for the 2020 Summary Compensation Table (with Mr. Drury’s compensation annualized as described below) plus health and welfare and other nondiscriminatory benefits, which are a key part of our total rewards program. Mr. Drury’s compensation was calculated by annualizing his compensation as if he had served as CEO for the full year. Mr. Drury’s annualized 2020 compensation is based on a salary of $600,000 for the full year; an annual performance-based bonus of $809,900 (based on his year-end salary, his bonus target of 70%, which did not change upon his appointment as CEO and the performance results under the 2020 SoCalGas EICP for the full year); LTIP awards, including special awards, with a total target value of $1,933,712 and the amounts reported in the Summary Compensation Table for change in pension value, nonqualified deferred compensation earnings and “All Other Compensation.” Using this methodology, the 2020 total compensation of our median employee was $149,702 and the 2020 total compensation of our CEO was $6,564,141. For 2020, we estimate that the ratio of CEO pay to median employee pay was 44:1.

SECURITY HOLDERS SHARING AN ADDRESS

If you share an address with another shareholder, you may receive only one copy of the materials for the Annual Shareholders Meeting (including this Information Statement, the accompanying Notice of Annual Shareholders Meeting and the 2020 Annual Report to Shareholders), unless you or the other shareholder have provided contrary instructions. If you wish to receive a separate copy of these materials, please request the additional copy by contacting us in writing at 488 8th Avenue, San Diego, California 92101, Attention: Shareholder Services, or by phone at (877) 736-7727. A separate copy of the materials will be sent promptly following receipt of your request. If you are a shareholder of record and wish to receive a separate copy of materials for our annual shareholders meetings in the future, or if you have received multiple copies of these materials and would like to receive only one copy in the future, please contact our transfer agent, American Stock Transfer & Trust Company, LLC, by writing to 6201 15th Avenue, Attn: Sempra Energy, Brooklyn, New York 11219 or by calling (877) 773-6772 (U.S. and Canada) or +1 (718) 921-8124 (International). If you are a beneficial owner of shares held by a bank, broker or other nominee and you wish to receive a separate copy of materials for our annual shareholders meetings in the future, or if you have received multiple copies of materials for the Annual Shareholders Meeting and would like to receive only one copy in the future, please contact your bank, broker or nominee directly.

OTHER MATTERS

We are not aware of any item that may be voted on at the Annual Shareholders Meeting that is not described in this Information Statement, nor have we received notice of any such item by the deadline prescribed by Rule 14a-4(c)(1) under the Exchange Act.

This Information Statement and the accompanying Notice of Annual Shareholders Meeting are sent by order of the Board of Directors of Southern California Gas Company.

April R. Robinson

Corporate Secretary

Dated: April 27, 2021